                                                                   Exhibit 10.19



================================================================================



                                     FORM OF

                                CREDIT AGREEMENT


                                   dated as of


                                 [______], 2003


                                      among


                          MEDCO HEALTH SOLUTIONS, INC.,
                                   as Borrower

                    THE LENDERS AND ISSUING BANK PARTY HERETO


                              JPMORGAN CHASE BANK,
                             as Administrative Agent


                           ---------------------------

                          J.P. MORGAN SECURITIES INC.,
                       GOLDMAN SACHS CREDIT PARTNERS L.P.
                        and CITIGROUP GLOBAL MARKETS INC.
                 as Joint Lead Arrangers and Joint Bookrunners,


                           ---------------------------

                      GOLDMAN SACHS CREDIT PARTNERS L.P.
                        and CITICORP NORTH AMERICA, INC.
                            as Co-Syndication Agents

                                       and

                                  BANK ONE, NA
                              and WACHOVIA BANK, NA
                           as Co-Documentation Agents

================================================================================

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
                                       ARTICLE I Definitions                               1

SECTION 1.01.      Defined Terms ...................................................       1
SECTION 1.02.      Classification of Loans and Borrowings ..........................      23
SECTION 1.03.      Terms Generally .................................................      23
SECTION 1.04.      Accounting Terms; GAAP ..........................................      23

                                      ARTICLE II The Credits                              23

SECTION 2.01.      Commitments .....................................................      23
SECTION 2.02.      Loans and Borrowings ............................................      24
SECTION 2.03.      Requests for Revolving Borrowings ...............................      25
SECTION 2.04.      Swingline Loans .................................................      25
SECTION 2.05.      Letters of Credit ...............................................      26
SECTION 2.06.      Funding of Borrowings ...........................................      30
SECTION 2.07.      Interest Elections ..............................................      31
SECTION 2.08.      Termination and Reduction of Commitments ........................      32
SECTION 2.09.      Repayment of Loans; Evidence of Debt ............................      33
SECTION 2.10.      Prepayment of Loans .............................................      34
SECTION 2.11.      Fees ............................................................      36
SECTION 2.12.      Interest ........................................................      37
SECTION 2.13.      Alternate Rate of Interest ......................................      38
SECTION 2.14.      Increased Costs .................................................      38
SECTION 2.15.      Break Funding Payments ..........................................      39
SECTION 2.16.      Taxes ...........................................................      39
SECTION 2.17.      Payments Generally; Pro Rata Treatment; Sharing of Set-offs .....      41
SECTION 2.18.      Mitigation Obligations; Replacement of Lenders ..................      44

                            ARTICLE III Representations and Warranties                    45

SECTION 3.01.      Organization; Powers ............................................      45
SECTION 3.02.      Authorization; Enforceability ...................................      45
SECTION 3.03.      Governmental Approvals; No Conflicts; Ranking ...................      45
SECTION 3.04.      Financial Condition; No Material Adverse Change .................      46
SECTION 3.05.      Properties; Insurance ...........................................      46
SECTION 3.06.      Litigation and Environmental Matters ............................      47
SECTION 3.07.      Compliance with Laws and Agreements .............................      47
SECTION 3.08.      Investment and Holding Company Status ...........................      47
SECTION 3.09.      Taxes ...........................................................      47
SECTION 3.10.      ERISA ...........................................................      47
SECTION 3.11.      Employee Matters ................................................      48
SECTION 3.12.      Transactions and Related Documents ..............................      48
SECTION 3.13.      Margin Regulations ..............................................      48
SECTION 3.14.      Certain Fees ....................................................      49
SECTION 3.15.      Solvency ........................................................      49
SECTION 3.16.      No Burdensome Restrictions ......................................      49
SECTION 3.17.      Disclosure ......................................................      49

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
                                       ARTICLE IV Conditions                              49

SECTION 4.01.      Closing Date ....................................................      49
SECTION 4.02.      Each Credit Event ...............................................      51

                                  ARTICLE V Affirmative Covenants                         52

SECTION 5.01.      Financial Statements; Ratings Change and Other Information ......      52
SECTION 5.02.      Notices of Material Events ......................................      53
SECTION 5.03.      Existence; Conduct of Business ..................................      54
SECTION 5.04.      Payment of Obligations ..........................................      54
SECTION 5.05.      Maintenance of Properties; Insurance ............................      54
SECTION 5.06.      Books and Records; Inspection Rights ............................      54
SECTION 5.07.      Compliance with Laws and Agreements .............................      55
SECTION 5.08.      Spin-Off ........................................................      55
SECTION 5.09.      Use of Proceeds and Letters of Credit ...........................      55
SECTION 5.10.      Additional Collateral ...........................................      55

                       ARTICLE VI Negative Covenants and Financial Covenants              56

SECTION 6.01.      Indebtedness ....................................................      56
SECTION 6.02.      Liens ...........................................................      58
SECTION 6.03.      Fundamental Changes; Asset Sales ................................      59
SECTION 6.04.      Investments, Loans, Advances, Guarantees and Acquisitions .......      60
SECTION 6.05.      Swap Agreements .................................................      62
SECTION 6.06.      Restricted Payments .............................................      62
SECTION 6.07.      Transactions with Affiliates ....................................      63
SECTION 6.08.      Restrictive Agreements ..........................................      63
SECTION 6.09.      Prepayments or Redemptions of Indebtedness; Amendments to
                     Related Documents .............................................      64
SECTION 6.10.      Financial Covenants .............................................      65

                                   ARTICLE VII Events of Default                          66

                               ARTICLE VIII The Administrative Agent                      68

                                     ARTICLE IX Miscellaneous                             71

SECTION 9.01.      Notices .........................................................      71
SECTION 9.02.      Waivers; Amendments .............................................      72
SECTION 9.03.      Expenses; Indemnity; Damage Waiver ..............................      73
SECTION 9.04.      Successors and Assigns ..........................................      75
SECTION 9.05.      Survival ........................................................      78
SECTION 9.06.      Counterparts; Integration; Effectiveness ........................      78
SECTION 9.07.      Severability ....................................................      79
SECTION 9.08.      Governing Law; Jurisdiction; Consent to Service of Process ......      79
SECTION 9.09.      WAIVER OF JURY TRIAL ............................................      79
SECTION 9.10.      Headings ........................................................      80
SECTION 9.11.      Confidentiality .................................................      80

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
SECTION 9.12.      Interest Rate Limitation ........................................      81

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
SCHEDULES:

Schedule 2.01 - Commitments
Schedule 3.01 - Subsidiaries
Schedule 3.12 - Summary of Spin-Off and Notes Offering
Schedule 6.01 - Existing Indebtedness
Schedule 6.02 - Existing Liens
Schedule 6.08 - Existing Restrictions

EXHIBITS:

Exhibit A - Form of Assignment and Assumption
Exhibit B - Form of Certificate of Non-Bank Status
Exhibit C - Form of Borrowing Request
Exhibit D - Form of Swingline Loan Request
Exhibit E - Form of Letter of Credit Request
Exhibit F - Form of Interest Election Request
Exhibit G - 1 Form of Promissory Note for Revolving Loans
Exhibit G - 2 Form of Promissory Note for Term A Loan
Exhibit G - 3 Form of Promissory Note for Term B Loan
Exhibit H - Form of Pledge Agreement
Exhibit I - Form of Opinion of Borrower's Counsel
Exhibit J - Form of Accountant's Certificate

          CREDIT AGREEMENT, dated as of [_______], 2003, among MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation, as the Borrower, each Lender and Issuing Bank named on the signature pages hereof and otherwise from time to time party hereto, JPMORGAN CHASE BANK, as the Administrative Agent, GOLDMAN SACHS CREDIT PARTNERS L.P. and CITICORP NORTH AMERICA, INC., as Co-Syndication Agents, and BANK ONE, NA and WACHOVIA BANK, NA, as Co-Documentation Agents.

          WHEREAS, the Borrower has requested that the Lenders and the Issuing Bank respectively make available to the Borrower, for the purposes specified in this Agreement, term loans, revolving loans and letters of credit; and

          WHEREAS, the Lenders and the Issuing Bank are willing to make available to the Borrower such term loans, revolving loans and letters of credit on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Acquired Business" means (a) any Person substantially all of the Equity Interests of which are acquired after the date thereof by the Borrower and/or a Subsidiary of the Borrower or (b) any assets constituting a separately identifiable business or operating unit or division acquired on or after the date hereof by the Borrower or a Subsidiary of the Borrower.

          "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affected Lender" has the meaning ascribed to such term in Section
2.13.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Agreement" means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Commitment Fee Rate" means, with respect to the Revolving Credit Commitments, for any period, the applicable percentage per annum equal to the percentage set forth below determined by reference to the category containing the lower of (a) the rating applicable to the Facilities from S&P or
(b) the rating applicable to the Facilities from Moody's, in each case as in effect from time to time during such period:

     ----------------------------------------------------------------------
                Facilities Ratings                     Applicable
                 (S&P or Moody's)                    Commitment Fee
                                                          Rate
     ----------------------------------------------------------------------

     Category 1:                                         0.200%
     BBB+ or better and Baa1 or better
     ----------------------------------------------------------------------
     Category 2:
     BBB or Baa2                                         0.250%
     ----------------------------------------------------------------------
     Category 3:
     BBB- or Baa3                                        0.325%
     ----------------------------------------------------------------------
     Category 4:
     BB+ or Ba1                                          0.375%
     ----------------------------------------------------------------------
     Category 5:
     Worse than or equal to BB or Ba2                    0.500%
     ----------------------------------------------------------------------

provided, that (i) if, at any time, neither S&P nor Moody's makes available any rating with respect to the Facilities, the Applicable Commitment Fee Rate shall be 0.500% and (ii) if the ratings established by S&P or Moody's for the Facilities shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if either such rating agency (including any successor to its rating agency business) shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency (including any successor to its rating agency business) and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined using the S&P or Moody's rating, as the case may be, most recently in effect prior to such change or cessation.

          "Applicable Interest Rate Margin" means, with respect to (a) any Term B Loans comprising (i) ABR Loans, 1.25% per annum and (ii) Eurodollar Loans, 2.25% per annum; and (b) any Revolving Loans or any Term A Loans comprising, respectively, ABR Loans or

Eurodollar Loans, for any Interest Period, the applicable percentage per annum equal to the percentage set forth below, determined by reference to the category containing the lower of (x) the rating applicable to the Facilities from S&P and
(y) the rating applicable to the Facilities from Moody's, in each case corresponding to such ABR Loan or Eurodollar Loan, as in effect on the first day of such Interest Period:

   ---------------------------------------------------------------------------
                                              Revolving Loans and Term A Loans

              Facilities Ratings              --------------------------------
               (S&P or Moody's)                ABR Loans     Eurodollar Loans

   ---------------------------------------------------------------------------
   Category 1:                                   0.25%            1.25%
   BBB+ or better and Baa1 or better
   ---------------------------------------------------------------------------
   Category 2:
   BBB or Baa2                                   0.50%            1.50%
   ---------------------------------------------------------------------------
   Category 3:
   BBB- or Baa3                                  0.75%            1.75%
   ---------------------------------------------------------------------------
   Category 4:
   BB+ or Ba1                                    1.00%            2.00%
   ---------------------------------------------------------------------------
   Category 5:
   BB or Ba2                                     1.25%            2.25%
   ---------------------------------------------------------------------------
   Category 6:
   Worse than BB or Ba2                          1.75%            2.75%
   ---------------------------------------------------------------------------

provided that (i) if, at any time, the ratio of Consolidated Total Debt to Consolidated EBITDA is less than 1.5:1, as shown in the most recent certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(c), the Applicable Interest Rate Margin for any Revolving Loans or Term A Loans comprising ABR Loans or Eurodollar Loans at such time shall be reduced by 0.25% per annum, with effect from and including the date of delivery of such certificate to the Administrative Agent, provided, however, that such reduction shall not apply (x) if Category 5 or Category 6 in the above grid apply in determining the Applicable Interest Rate Margin at such time or (y) during any period in which the Borrower is not in compliance with its obligations under
Section 5.01(c)); (ii) if, at any time, neither S&P nor Moody's makes available any rating with respect to the Facilities, the Applicable Interest Rate Margin for any Revolving Loan or Term A Loan comprising ABR Loans or Eurodollar Loans shall be 1.75% and 2.75%, respectively; and (iii) if the ratings established by S&P or Moody's for the Facilities shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Interest Rate Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if either such rating agency (including any successor to its rating agency business) shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency (including any successor to its rating agency business) and, pending the effectiveness of any such amendment, the Applicable Interest Margin Rate shall be determined using the S&P or Moody's rating, as the case may be, most recently in effect prior to such change or cessation.

          "Applicable Percentage" means, with respect to any Lender's Revolving Credit Commitment, Term A Loan Commitment or Term B Loan Commitment, the percentage of the Lenders' total Revolving Credit Commitments, Term A Loan Commitments or total Term B Loan Commitments, as the case may be, represented by such Lender's applicable commitment. If the Revolving Credit Commitments, Term A Loan Commitments or Term B Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments, Term A Loan Commitments or Term B Loan Commitments, respectively, most recently in effect, giving effect to any permitted assignments.

          "Approved Fund" has the meaning assigned to such term in Section 9.04.

          "Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), Sale and Leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or a Subsidiary of the Borrower), in one transaction or a series of transactions, of all or any part of the Borrower's or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, other than inventory (or other assets) sold, transferred or leased in the ordinary course of business. For purposes of this definition, receipt by Borrower of insurance or condemnation proceeds in excess of $5,000,000 in respect of any destroyed or condemned asset shall be deemed to be a sale of such asset for proceeds.

          "Assignment and Assumption" means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent or (b) any assignment in accordance with Section 2.18.

          "Availability Period" means, with respect to the Revolving Credit Facility, from and including the date hereof to, but excluding, the earlier of the Maturity Date for the Revolving Credit Facility and the date of termination of the Revolving Credit Commitments pursuant to the terms hereof.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means Medco Health Solutions, Inc., a Delaware corporation.

          "Borrowing" means an advance of (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term A Loans, (c) Term B Loans or (d) a Swingline Loan, as applicable.

          "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Lease" means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Borrower and its Subsidiaries under GAAP.

          "Capital Lease Obligations" means the obligations of the Borrower or its Subsidiaries to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Cash Management Obligation" means, any direct or indirect liability, contingent or otherwise, of the Borrower or its Subsidiaries in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys' fees and disbursements in connection therewith.

          "Certificate of Non-Bank Status" means a certificate substantially in the form of Exhibit B.

          "Change in Control" means (a) (i) at any time prior to consummation of the Spin-Off, Merck failing to own, beneficially and of record, directly 100% of the aggregate issued and outstanding Equity Interests of the Borrower and (ii) at any time following consummation of the Spin-Off, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (each within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) not an Affiliate of the Borrower or Merck of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) during any period of up to 12 consecutive months commencing after the date hereof, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither nominated nor appointed by a vote of a majority or more of the members of the Borrower's board of directors who were either in office at the beginning of such 12 month period or were so nominated or appointed, or (c) the occurrence of a "Change of Control" as defined in the Notes Indenture.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Loans, Term A Loans, Term B Loans or Swingline Loans.

          "CLO" has the meaning assigned to such term in Section 9.04.

          "Closing Date" means the first date on which each of the conditions set forth in Section 4.01 have been satisfied (or waived in accordance with Section 9.02).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means all assets of the Borrower or any other Person that are subject to a Lien created by the Collateral Documents.

          "Collateral Documents" means the Pledge Agreement and any other document executed and delivered by the Borrower granting a Lien on any of its property to secure payment of the Secured Obligations.

          "Commitment" means any of the Revolving Credit Commitments, Term A Loan Commitments and Term B Loan Commitments.

          "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) capitalized in conformity with GAAP on the consolidated balance sheet of the Borrower and its Subsidiaries.

          "Consolidated Current Assets" means, at the date of determination, the aggregate amount of the assets classified as current assets in conformity with GAAP (other than cash and Permitted Investments) as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

          "Consolidated Current Liabilities" means, at the date of determination, the aggregate amount of the liabilities classified as current liabilities in conformity with GAAP as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, excluding the current portion of long-term indebtedness and notes payable reflected on such balance sheet.

          "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (A) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (1) the aggregate amount of Consolidated Interest Expense for such period, (2) the aggregate provision for federal, state, local or foreign taxes based on income or profits for such period, (3) all amounts attributable to depreciation, amortization (including amortization of goodwill or other intangible assets) or impairment of goodwill or other intangible assets for such period, (4) any extraordinary or non-recurring non-cash charges for such period (provided, however, that cash expenditures in respect of charges added back pursuant to this clause (4) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made), (5) the aggregate amount of all non-cash compensation charges incurred during such period arising from the grant of or the issuance of stock, stock options or other equity awards, and (6) the aggregate amount of any extraordinary losses (less extraordinary gains) plus any loss (less any gains) realized by the Borrower or any of its

Subsidiaries in connection with an Asset Sale and minus (B) any extraordinary or non-recurring non-cash gains for such period.

          "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, (A) Consolidated Interest Expense for such period and (B) the scheduled principal amortization payments made on all Indebtedness (excluding (i) payments pursuant to a revolving credit facility prior to, or pursuant to, the occurrence of the scheduled termination date thereunder and
(ii) payments pursuant to the scheduled termination of the Securitization) by the Borrower and its Subsidiaries during such period.

          "Consolidated Interest Expense" means, for any period, the total interest expense, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the imputed interest expense of all Capital Lease Obligations, all commissions, discounts and other fees and charges owned with respect to letters of credit and bankers' acceptances and net costs (excluding any notional principal amount) in respect of Hedging Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its consolidated Subsidiaries), net of interest income in respect of any of the foregoing, determined on a consolidated basis for such period.

          "Consolidated Net Income" means, for any period, the amount of net income reflected on the consolidated statement of income of the Borrower and its Subsidiaries for such period in conformity with GAAP.

          "Consolidated Net Tangible Assets" means, as of the date of determination, the aggregate amount of all assets reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in conformity with GAAP less, to the extent reflected on such balance sheet: (A) Consolidated Current Liabilities; (B) intangibles; and (C) goodwill, including any amounts (however designated on the balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets.

          "Consolidated Total Debt" means, as of the date of determination, the aggregate amount of Indebtedness reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in conformity with GAAP, plus, without duplication, "synthetic leases", letters of credit (but only to the extent drawn and not reimbursed) and the aggregate amount advanced (whether in the form of capital or principal, including any capitalized yield thereon) which is outstanding under the Securitization.

          "Consolidated Working Capital" means, at any date, the amount by which Consolidated Current Assets exceeds Consolidated Current Liabilities at such date.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Co-Syndication Agents" means Goldman Sachs Credit Partners L.P. and Citicorp North America, Inc.

          "Credit Event" has the meaning assigned to such term in Section 4.02.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "dollars" or "$" refers to lawful money of the United States of America.

          "Domestic Subsidiary" means any Subsidiary organized under the laws of any state of the United States of America or the District of Columbia.

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests issued by such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

          "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of

ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article
VII.

          "Excess Cash Flow" means, for any period, (a) Consolidated EBITDA for such period plus (b) the excess, if any, of Consolidated Working Capital at the beginning of such period over Consolidated Working Capital at the end of such period minus (c) the sum of (without duplication) (i) cash principal payments on the Loans during such period (whether scheduled, mandatory or optional (but, in the case of optional prepayments of Revolving Loans, only to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments) and additionally including for fiscal year 2004 any optional principal prepayments of the Term Loans made during fiscal year 2003, (ii) scheduled cash principal payments made by the Borrower or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) scheduled payments of Capital Lease Obligations made by the Borrower or any of its Subsidiaries to the extent such Capital Lease Obligations and payments thereof are permitted by this Agreement,
(iv) Consolidated Capital Expenditures made by the Borrower or any of its Subsidiaries during such period to the extent permitted by this Agreement, (v) the excess, if any, of the Consolidated Working Capital at the end of such period over the Consolidated Working Capital at the beginning of such period,
(vi) the aggregate amount of all taxes of the Borrower and its Subsidiaries to the extent paid in cash during such period, and (vii) Consolidated Interest Expense of the Borrower and its Subsidiaries to the extent paid in cash during such period.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or profits by reason of any connection between, as applicable, the Administrative Agent or such Lender or any other party entitled to receive payment hereunder and the relevant taxing jurisdiction, including, without limitation, a connection arising from such other Person being or having been a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having or having had a permanent establishment, branch or other fixed place of business therein, but excluding a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under this Agreement, (b) any Taxes imposed by reason of the Administrative Agent, the Lender or such other party treated as a "conduit" under U.S. Treasury Regulation
Section 1.881-3 or applicable successor provision, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (d) in the case of a Foreign Lender

(other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.16(a).

          "Executive Officer" means the chief executive officer, the chief financial officer, the general counsel, the chief accounting officer, the controller, the treasurer or any other "officer" (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Borrower.

          "Facilities" means the Revolving Credit Facility and the Term Loans.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letters" means, collectively, each letter agreement entered into by Borrower with any of the Administrative Agent and the Joint Lead Arrangers with respect to the payment of fees by the Borrower in connection with the Facilities.

          "Financial Officer" means the chief financial officer, the principal accounting officer, the treasurer and the controller of the Borrower.

          "Foreign Lender" means any Lender that is not a "United States person" (as such term is defined in Section 7701(a)(3) of the Code.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, or any security for such Indebtedness or other obligation, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

               "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

               "Hedging Contract" means any Swap Agreement designed to alter the risk exposure of the Borrower or any Subsidiary with respect in interest rates, currency values, equity prices or commodity prices.

               "Hedging Creditor" means any Lender or any Affiliate of any Lender from time to time party to one or more Hedging Contracts with the Borrower or any of its Subsidiaries (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and "Hedging Creditors" means any two or more of them, collectively.

               "Hedging Obligations" of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) of such Person in respect of any Hedging Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

               "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, rebates to customers and vendors and other accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (e) shall, in the event that such Indebtedness is limited recourse to such property (without recourse to such Person), for purposes of this Agreement, not exceed the greater of the book value or the fair market value of such property subject to such Lien, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of the face amount of letters of credit and letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of the face amount of bankers' acceptances and (j) Off-Balance Sheet Liabilities; provided, that Indebtedness shall not include deferred tax liabilities, employee and retiree benefit obligations or endorsements for collection or deposit in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

               "Indemnified Taxes" means Taxes other than Excluded Taxes or Other Taxes.

               "Indemnitee" has the meaning assigned to such term in Section 9.03(b).

               "Information Memorandum" means the Information Memorandum dated June, 2003 prepared with respect to the Borrower and the Transactions.

               "Insurance Subsidiary" means each Subsidiary of the Borrower that engages primarily in insurance-related activities that are connected with the business of the Borrower or one or more of its Subsidiaries.

               "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

               "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

               "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter, unless a Lender has notified the Administrative Agent that Eurodollar Borrowings for such period is unavailable from such Lender) as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

               "Investment" has the meaning assigned to such term in Section
6.04.

               "Issuing Bank" means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

               "Joint Lead Arrangers" means J.P. Morgan Securities, Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc.

               "L/C Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

               "L/C Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the Revolving Credit Commitments multiplied by the total L/C Exposure at such time.

               "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes each Swingline Lender.

               "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

               "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

               "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. Solely for the avoidance of doubt, the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

               "Loan" means any loan made by a Lender to the Borrower pursuant to this Agreement.

               "Loan Documents" means, collectively, this Agreement, each Promissory Note, the Fee Letters, each Collateral Document and each certificate, agreement or document executed by the Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

               "Managed Care Agreement" means the amended and restated the managed care agreement, dated as of May 28, 2003 and as amended, supplemented or modified to and including the date hereof, entered into between the Borrower and Merck, provided that, in the event that such agreement is replaced to the extent permitted by clause (n)(i) of Article VII references herein to the "Managed Care Agreement" shall be deemed to refer to such replacement agreement or agreements.

               "Material Adverse Effect" means a material adverse effect on (a) the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement or any Loan Documents subject to applicable cure and grace periods.

               "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or net termination payment obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

               "Maturity Date" means:

               (a) with respect to the Revolving Credit Facility, the earlier of
         (i) the fifth anniversary of the Closing Date and (ii) the optional prepayment in full of the Revolving Loans and cancellation by the Borrower of the Lenders' total Revolving Credit Commitments;

               (b) with respect to the Term A Loans, the earlier of (i) June 30, 2008 and (ii) the optional prepayment in full of the Term A Loans; and

               (c) with respect to the Term B Loans, the earlier of (i) June 30, 2010 and (ii) the optional prepayment in full of the Term B Loan.

               "Merck" means Merck & Co., Inc., a New Jersey corporation.

               "Merck Dividend" means one or more dividends in the aggregate not exceeding $2,000,000,000 made, or to be made, by the Borrower to Merck in connection with the Spin-Off.

               "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

               "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

               "Net Cash Proceeds" means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or (upon their maturity, disposition or liquidation) Permitted Investments received from (a) any Asset Sale, other than an Asset Sale permitted under Sections 6.03(b) or (d) net of
(i) the reasonable fees, commissions and other costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, (iv) applicable amounts paid or which must be set aside (for so long as they have to be set aside) as reserves in accordance with GAAP against any liabilities directly associated with such Asset Sale and (v) payments made or which must be set aside (for so long as they have to be set aside) by the Borrower or any of its Subsidiaries to (and agreed with) the purchaser of the assets subject to such Asset Sale and arising directly in connection with such Asset Sale (provided, that reasonable details of the items referred to in clauses (i) through (v) above shall be provided to the Administrative Agent if requested by it), or (b) any issuance of Indebtedness permitted under Section 6.01(B)(o) net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accountants' fees, brokers' and advisors' fees and other costs incurred in connection with such transaction (provided, that in the case of this clause (b), reasonable details of such fees and costs shall be provided to the Administrative Agent if requested by it).

               "Non-Funding Lender" means at any time, any Lender that, within one Business Day of when due, (i) has failed to make a Loan or purchase a participation interest in a Swingline Loan or an L/C Exposure required pursuant to the terms of this Agreement, (ii) other than as set forth in clause (i) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Agreement or any other Loan Document unless such amount is subject to a good faith dispute or (iii) has been deemed insolvent or has become subject to a receivership or insolvency event.

               "Notes Indenture" means the Indenture with respect to the Notes Offering, dated as of [____], 2003, between the Borrower as issuer and U.S. Bank Trust National Association, as trustee.

               "Notes Offering" means the public offering by the Borrower of $500,000,000 aggregate principal amount of senior notes, as described in the prospectus relating to such offering, dated [____], 2003 (registration statement number 333-86404), as amended.

               "Obligations" means the Loans, the L/C Exposure and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money, including all letter of credit and other fees, interest, charges, expenses, attorneys' fees and disbursements and other sums chargeable to the Borrower under this Agreement, any other Loan Document and all obligations of the Borrower under any Loan Document to provide cash collateral for L/C Exposure.

               "Off-Balance Sheet Liability" of a Person shall mean (i) any liability under any Sale and Leaseback or any lease leaseback transaction which is not a Capital Lease Obligation and (ii) any liability under any so called "synthetic lease" transaction entered into by such Person.

               "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

               "Participant" has the meaning set forth in Section 9.04.

               "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

               "Permitted Encumbrances" means:

               (a) Liens imposed by law for taxes, assessments or governmental charges, levies or claims that are not yet delinquent or which are being contested in compliance with paragraphs (a) and (b) of Section 5.04;

               (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens arising by operation of law, arising in the ordinary course of business and securing obligations that do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or are being contested in compliance with paragraphs (a) and (b) of Section 5.04;

               (c) Liens arising, and deposits made, in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

               (d) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety, indemnity, release and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

               (e) judgment Liens in respect of judgments that do not constitute an Event of Default under paragraph (l) of Article VII;

               (f) Liens relating to or arising in connection with Plans or Multiemployer Plans in an aggregate amount not to exceed $25,000,000 at any time;

               (g) leases or subleases granted to others of property or assets owned or leased by the Borrower or its Subsidiaries; any interest or title of a lessor under an operating lease entered into in the ordinary course of business, or any statutory and common law landlord Liens;

               (h) Liens arising out of consignment or similar arrangements for sales of goods entered into in the ordinary course of business;

               (i) easements, ground leases, zoning restrictions, building codes, rights-of-way, minor defects and irregularity in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

               (j) licenses of patents, trademarks or other intellectual property rights granted by the Borrower or its Subsidiaries in the ordinary course of business;

               (k) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;

               (l) leases or subleases granted to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and not materially detracting from the value of the property subject to such lease or sublease; and

               (m) the replacement, extension or renewal of any Lien permitted hereunder; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property subject thereto prior to such replacement, extension or renewal;

provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness for borrowed money.

               "Permitted Investments" means:

               (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

               (b) investments in certificates of deposit, time deposits, eurodollar time deposits and similar instruments with maturities of one year or less from the date of acquisition, banker's acceptances maturing within 180 days from the date of acquisition thereof, money market deposit accounts, and demand deposits made in the ordinary course of business, in each case with any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

               (c) fully collateralized repurchase agreements with a term of not more than 60 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above;

               (d) securities issued or fully guaranteed by any State, Commonwealth or sovereignty of the United States of America and rated at least "A" by S&P or "P" by Moody's;

               (e) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition;

               (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 or (ii) at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (e) of this definition; and

               (g) other investment instruments with the consent of the Administrative Agent.

               "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

               "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

               "Pledge Agreement" means the pledge agreement, in substantially the form of Exhibit H, executed by the Borrower.

               "Pledged Stock" has the meaning assigned to such term in the Pledge Agreement.

               "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

               "Promissory Note" has the meaning assigned to such term in
Section 2.09(e).

               "Receivables and Related Assets" means accounts receivable (including any rebate receivables) and any related underlying contractual rights, and solely to the extent evidencing, constituting or relating to such assets or proceeds thereof, each of the following: instruments, chattel paper, obligations, general intangibles, deposit accounts and other similar assets, including interests in returned merchandise or returned goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

               "Refinancing Indebtedness" has the meaning assigned to such term in Section 6.01(B)(p).

               "Register" has the meaning set forth in Section 9.04.

               "Related Documents" means the Separation and Transition Agreements, the Securitization Documents and the Notes Indenture.

               "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

               "Required Class Lenders" means, at any time (a) with respect to the Revolving Credit Facility, the Lenders having more than 50% of the Revolving Credit Commitments at such time, (b) with respect to Term A Loans, the Lenders holding more than 50% of Term A Loans at such time, or (c) with respect to Term B Loans, the Lenders holding more than 50% of Term B Loans at such time. A Non-Funding Lender shall not be included in the calculation of "Required Class Lenders."

               "Required Lenders" means, at any time, Lenders having more than 50% of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Maturity Date for the Revolving Credit Facility, the aggregate Revolving Credit Exposure, (b) the aggregate outstanding amount of the Term A Loan Commitments or, after the Closing Date, the principal amount of the Term A Loans then outstanding and (c) the aggregate outstanding amount of the Term B Loan Commitments or, after the Closing Date, the principal amount of the Term B Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of "Required Lenders."

               "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

               "Revolving Credit Commitment" means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Sections 2.18 or 9.04. The initial amount of each Revolving Lender's Revolving Credit Commitment is set forth opposite such Revolving Lender's name on Schedule 2.01 under the heading "Revolving Credit Commitment", or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Lenders' Revolving Credit Commitments is $250,000,000.

               "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its L/C Exposure and Swingline Exposure (each under the Revolving Credit Facility) at such time.

               "Revolving Credit Facility " means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans (including Swingline Loans) and Letters of Credit.

               "Revolving Lenders" means each Lender having a Revolving Credit Commitment or having made Revolving Loans or acquired participations in Letters of Credit and Swingline Loans.

               "Revolving Loans" has the meaning assigned to such term in
Section 2.01(a).

               "Sale and Leaseback" means any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, to which the Borrower or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as a guarantor or other surety and which the Borrower has sold or transferred or is to sell or to transfer to any other Person (other than any of its Subsidiaries).

               "S&P" means Standard & Poor's or any successor rating agency business thereof.

               "SEC" means the Securities and Exchange Commission or any successor thereto.

               "Secured Obligations" means (i) the Obligations, (ii) all Cash Management Obligations owing to the Administrative Agent, any Lender or any of their respective Affiliates and (iii) all Hedging Obligations owing to one or more Hedging Creditors.

               "Secured Parties" means (i) the Administrative Agent, (ii) each Lender, (iii) each Issuing Bank, (iv) each Indemnitee, (v) the Administrative Agent, each Lender and each of their respective Affiliates in respect of any Cash Management Obligation owing to it, (vi) each Hedging Creditor in respect of any Hedging Obligation owing to it and (vii) any other holder of a Secured Obligation.

               "Securitization" means the program under which the Borrower and the Securitization SPV securitize Receivables and Related Assets entered into among the Borrower, the Securitization SPV and the other parties thereto on or before the Closing Date, as the same may be amended, supplemented, modified or replaced from time to time in accordance herewith.

               "Securitization Documents" means Receivables Purchase Agreement and Receivables Purchase and Contribution Agreement, dated as of [ ], and each other document or agreement entered into pursuant thereto with respect to the Securitization.

               "Securitization SPV" means Medco Health Receivables, LLC, a bankruptcy-remote Subsidiary of the Borrower established pursuant to the Securitization.

               "Separation and Distribution Agreement" means the master separation and distribution agreement entered, or to be entered, into between the Borrower and Merck.

          "Separation and Transition Agreements" means the Separation and Distribution Agreement, the Managed Care Agreement and each other agreement set forth on Schedule 3.12(b).

          "Significant Subsidiary" means, at any time, a Subsidiary that has or represents at least 5% of (i) the consolidated gross revenues of the Borrower and its Subsidiaries for the fiscal year then most recently ended and/or (ii) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the fiscal year then most recently ended.

          "Solvent" means, with respect to any Person, that as of the date of determination (a) the sum of such Person's debt (including contingent liabilities) does not exceed all of its property, at a present fair valuation on a going concern basis; (b) the fair saleable value of the property on a going concern basis of such Person is not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured; (c) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and
(d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

          "Spin-Off" means the distribution of all the common stock of the Borrower to stockholders of Merck pursuant to the Separation and Distribution Agreement and the Spin-Off Registration Statement.

          "Spin-Off Registration Statement" means the General Form for Registration of Securities (Form 10) filed by the Borrower with the Securities and Exchange Commission on May 28, 2003 (registration statement number 1-31312, as amended).

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subordinated Indebtedness" means Indebtedness of the Borrower or its Subsidiaries which is subordinated in right of payment to the Facilities.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

          "Subsidiary" means any subsidiary of the Borrower.

          "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

          "Swingline Exposure" means, at any time hereunder, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be such Lender's Applicable Percentage with respect to Revolving Credit Commitments multiplied by the aggregate principal amount of all Swingline Loans outstanding at such time.

          "Swingline Lender" means JPMorgan Chase Bank and Citicorp North America, Inc., each in its capacity as a Lender of Swingline Loans hereunder, and their respective successors in such capacity.

          "Swingline Loan" means a Loan made pursuant to Section 2.04.

          "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term A Lender" means each Lender having a Term A Loan Commitment or having made a Term A Loan.

          "Term A Loan" has the meaning assigned to such term in Section
2.01(b).

          "Term A Loan Commitment" means, with respect to each Term A Lender, the commitment of such Term A Lender to make a Term A Loan on the Closing Date in the principal amount set forth on Schedule 2.01 opposite such Term A Lender's name under the heading "Term A Loan Commitment".

          "Term B Lender" means each Lender having a Term B Loan Commitment or having made a Term B Loan.

          "Term B Loan" has the meaning assigned to such term in Section
2.01(c).

          "Term B Loan Commitment" means, with respect to each Term B Lender, the commitment of such Term B Lender to make a Term B Loan on the Closing Date in the principal amount set forth on Schedule 2.01 opposite such Term B Lender's name under the heading "Term B Loan Commitment".

          "Term Loans" means, collectively, the Term A Loans and the Term B
Loans.

          "Third-Party Claim" has the meaning assigned to such term in Section 9.03(b).

          "Total Commitment" means, with respect to each Lender, the sum of such Lender's Revolving Credit Commitment, Term A Loan Commitment and Term B Loan Commitment.

          "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit and Swingline Loans hereunder, the Spin-Off, the Merck Dividend, the Notes Offering, the Securitization and all other transactions contemplated by the Loan Documents and the Related Documents.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          "UCC" means the Uniform Commercial Code (and any similar law) in effect in any applicable jurisdiction.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, paragraphs, clauses, Exhibits and Schedules shall be construed to refer to, respectively, Articles, Sections paragraphs and clauses of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II
                                   The Credits

          SECTION 2.01. Commitments. (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender, severally and not jointly with the other Revolving Lenders, agrees to make revolving Loans (the "Revolving Loans") to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Revolving Lender's Revolving Credit Exposure exceeding such Revolving Lender's Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

          (b) Term A Loans. Subject to the terms and conditions set forth herein, each Term A Lender, severally and not jointly with the other Term A Lenders, agrees to make a single term Loan (collectively, the "Term A Loans") to the Borrower in an aggregate principal amount not to exceed such Term A Lender's Term A Loan Commitment.

          (c) Term B Loans. Subject to the terms and conditions set forth herein, each Term B Lender, severally and not jointly with the other Term B Lenders, agrees to make a single term Loan (collectively, the "Term B Loans") to the Borrower in an aggregate principal amount not to exceed such Lender's Term B Loan Commitment.

          SECTION 2.02. Loans and Borrowings. (a) Revolving Loans. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans from the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments.

          (b) Term Loans. The Term A Loans and the Term B Loans shall be made on the Closing Date as Borrowings from, respectively, the Term A Lenders and the Term B Lenders, in each case ratably in accordance with their respective Term A Loan Commitments and Term B Loan Commitments.

          (c) Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) the Term A Loan Borrowing and the Term B Loan Borrowing shall each be initially comprised entirely of ABR Loans for such period as shall be agreed in writing by the Borrower and the Administrative Agent. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan in accordance with the terms hereof; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (d) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) or the repayment of a Swingline Loan as contemplated by Section 2.09(a)(iv). Each Swingline Loan shall be in an amount that is equal to $500,000 or an integral multiple of $100,000 in excess thereof unless otherwise agreed by each Swingline Lender; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Revolving Borrowings outstanding.

          (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form attached as Exhibit C and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (1) the aggregate amount of the requested Borrowing;

          (2) the date of such Borrowing, which shall be a Business Day;

          (3) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (4) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (5) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
          Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $100,000,000, (ii) the aggregate principal amount of all outstanding Swingline Loans made by any individual Swingline Lender exceeding $50,000,000, or (iii) the sum of the total Revolving Credit Exposures exceeding the Revolving Lenders' total Revolving Credit Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy substantially in the form attached as Exhibit D), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify (i) the requested date for making such Swingline Loan (which shall be a Business Day) and (ii) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the Borrower requesting a Swingline Loan to be made by it. Each requested Swingline Lender shall make on half of such Swingline Loan available to the Borrower in immediately available funds by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by the later of 12:00 noon, New York City time, or two hours after receipt by the Administrative Agent of a request for such Swingline Loan on the requested date of such Swingline Loan.

          (c) Each Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans made by it which are outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of each Swingline Lender, such Revolving Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to each Swingline Lender its share of the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by any Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to each Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to each Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for its account and the account of one or more of its Subsidiaries, collectively), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least two Business Days or, if reasonable, less than two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice substantially in the form attached as Exhibit E requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank no later than upon its receipt of a notice from the Borrower requesting the issuance of a Letter of Credit, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended by the Issuing Bank in accordance with the notice with respect thereto received from the Borrower; provided that after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $150,000,000 and (ii) the sum of the Lenders' total Revolving Credit Exposures shall not exceed the Lenders' total Revolving Commitments.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date of the Revolving Credit Facility.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender's Applicable Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) of this Section 2.05 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying (or causing its Subsidiary that is also an account party in respect of such Letter of Credit to pay) to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon, New York City time, on the date that such L/C Disbursement is made, if the Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing (only if such L/C Disbursement is not less than $1,000,000), or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment or discharge such reimbursement obligation when due or in accordance with the prior sentence, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph
(e) of this Section 2.05, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph (e) of this Section 2.05 to reimburse the Issuing Bank for any L/C Disbursement (other than the funding of ABR Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

          (f) Obligations Absolute. The Borrower's obligation to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect to any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such L/C Disbursement in accordance with Section 2.05(e) after receipt of the notice from the Issuing Bank contemplated thereby.

          (h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.12(c) shall apply. Interest accrued pursuant to paragraph (e) of this Section 2.05 shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this
Section 2.05 to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Class Lenders under the Revolving Credit Facility (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph
(j) of this Section 2.05, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the L/C Exposure as of such date plus any accrued and unpaid interest thereon;

provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

           SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan committed to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the aggregate amounts so received from the Lenders, in immediately available funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided, that ABR Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

           (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section
2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at the greater of (x) the Federal Funds Effective Rate and
(y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount with interest thereon upon Administrative Agent's demand therefor and Administrative Agent previously made such amount available to Borrower, Administrative Agent shall promptly notify Borrower and, if so notified, Borrower shall immediately pay such corresponding amount to Administrative Agent at the interest rate applicable to the relevant Borrowing for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the

Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

           SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each Borrowing of Term Loans shall initially be of a Type as provided in Section 2.02(c). Thereafter, the Borrower may elect to convert each such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different Type options with respect to different portions of each affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings and accordingly no Swingline Borrowings may be converted or continued.

           (b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form attached as Exhibit F and signed by the Borrower.

           (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02(d):

           (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below of this Section 2.07(c) shall be specified for each resulting Borrowing);

           (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

           (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

           (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

           (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

           (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

           SECTION 2.08. Termination and Reduction of Commitments. (a) Termination. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facility and (ii) the Term A Commitments and the Term B Commitments shall terminate on the Closing Date immediately after giving effect to all Borrowings which are made on such date.

           (b) Optional Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and
(ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments to the extent that, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the Revolving Credit Commitments as so terminated or reduced.

           (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph
(b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments described in paragraph (b) of this Section 2.08 delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Credit Commitments.

           SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay:

           (i) in respect of Revolving Loans, to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on Maturity Date for the Revolving Credit Facility;

          (ii) in respect of Term A Loans, to the Administrative Agent for the account of each Term A Lender, in consecutive quarterly installments, in the applicable amount determined as a percentage of the aggregate Term A Loans outstanding immediately following the Closing Date, as set forth below, on the last day of each of March, June, September and December, the first payment to be made December 31, 2003, to be applied against the Term A Loans with respect to the Type and, if applicable, the Interest Period as the Borrower shall elect, but subject to Section 2.15:

                 ==================================================
                    Installments  Percentage Amount of each Term A
                                          Loan Installment
                 --------------------------------------------------
                        1 - 3                  2.500%
                 --------------------------------------------------
                        4 - 7                  3.750%
                 --------------------------------------------------
                       8 - 11                  5.000%
                 --------------------------------------------------
                      12 - 15                  6.250%
                 --------------------------------------------------
                      16 - 19                  8.125%;
                 ==================================================

          (iii) in respect of Term B Loans, to the Administrative Agent for the account of each Term B Lender, in consecutive quarterly installments, in the applicable amount determined as a percentage of the aggregate Term B Loans outstanding immediately following the Closing Date set forth below, on the last day of each of March, June, September and December, the first payment to be made December 31, 2003, to be applied against the Term B Loans with respect to the Type and, if applicable, the Interest Period as the Borrower shall elect, but subject to Section 2.15:

                 ===================================================
                    Installments  Percentage Amount of each Term B
                                          Loan Installment
                 ---------------------------------------------------
                       1 - 26                  0.2500%
                 ---------------------------------------------------
                         27                  93.5%; and
                 ===================================================

          (iv) in respect of Swingline Loans, to the Swingline Lenders the then unpaid principal amount of each Swingline Loan made by them from the proceeds of a Revolving Borrowing or otherwise on the earlier of the Maturity Date for the Revolving Credit Facility and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least one Business Day after such Swingline Loan is made; provided, that on each date a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

           (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

           (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

           (d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

           (e) Any Lender may request that the Loans of any Class made by it be evidenced by a promissory note (each a "Promissory Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender, with respect to such Loans, a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the forms attached as Exhibit G-1, G-2 and G-3, as applicable to such Loans. Thereafter, such Loans of such Lender evidenced by such Promissory Note, and interest thereon, shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

           SECTION 2.10. Prepayment of Loans. (a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay the Term Loans or the Revolving Loans, in each case in an amount (if less than the aggregate outstanding principal amount of such Loans) equal to $5,000,000 or an integral amount of $1,000,000 in excess thereof (or such lesser amount of any class of Loans as is then outstanding), subject to prior notice in accordance with this Section 2.10 and subject to Section 2.15. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, each Swingline Lender thereof) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing or a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice of prepayment relating to the Term Loans, the Administrative Agent shall advise the Term Lenders of the contents of such notice. Each prepayment of the Term Loans shall be applied pro rata between the then outstanding principal amounts of the Term A Loans and the Term B Loans to reduce the future quarterly installment amounts thereof payable, respectively, under Sections 2.09(a)(ii) and (iii) on a pro rata basis.

           (b) Mandatory Prepayments.

           (i) The Borrower shall prepay Loans, without premium or penalty, but subject to Section 2.15, with (A) 100% of the Net Cash Proceeds received from Asset Sales (other than such Net Cash Proceeds to the extent that they
     (x) arise from an Asset Sale (or a series of related Asset Sales) in an amount less than $10,000,000, and (y) do not exceed $25,000,000 in aggregate during any single fiscal year of the Borrower), provided, however, that the Borrower may elect to commit to reinvest such Net Cash Proceeds in its or any of its Subsidiaries' business within twelve months of the receipt of such Net Cash Proceeds (such election to be made by a written notice to the Administrative Agent describing such proposed reinvestment in reasonable detail), in which case such amounts shall be applied to repay the Revolving Loans then outstanding, if any, or otherwise (if none are outstanding) as directed by the Borrower, provided, further, that to the extent the Borrower does not so reinvest such proceeds within such period, it shall prepay, at the expiration of such twelve month period, the outstanding Loans in an amount equal to such non-reinvested proceeds; (B) if the credit rating for the Facilities is not at least BBB- and at least Baa3 (as respectively rated by S&P and Moody's, and in each case with a stable or positive outlook) at the time of receipt of such Net Cash Proceeds, 100% of the Net Cash Proceeds received from any issuance of Indebtedness of the Borrower or its Subsidiaries pursuant to Section 6.01(B)(o) and (C) if the credit rating for the Facilities is not at least BBB- and at least Baa3 (as respectively rated by S&P and Moody's, and in each case with a stable or positive outlook at the time any such payment is required to be made hereunder), within 90 days after the last day of each fiscal year of the Borrower, an amount equal to 50% of Excess Cash Flow for such fiscal year provided, that, the no such payment of Excess Cash Flow pursuant to this clause(C) shall be required with respect to fiscal year 2003.

           (ii) The mandatory prepayments referred to in paragraph (i) above shall (except as otherwise provided therein) be applied first pro rata between the then outstanding principal amounts of the Term A Loans and (subject to paragraph (iii) below) the Term B Loans to reduce the future quarterly installment amounts thereof payable, respectively, under Sections 2.09(a)(ii) and (iii) on a pro rata basis and second to outstanding Revolving Loans, and thereafter to cash-collateralization of outstanding Letters of Credit.

           (iii) With respect to any mandatory prepayment of Term Loans pursuant to paragraph (ii) above, any Term B Lender may, at its option, to the extent that Term A Loans are then outstanding, elect not to accept such prepayment (any Term B Lender making such election being a "Declining Lender") as follows: each Declining Lender shall give written notice thereof to the Administrative Agent not later than 10:00 a.m. New York City time on the Business Day preceding the date (as notified by the Administrative Agent) of the applicable prepayment. On such date of prepayment, (x) an amount equal to that portion of the Term B Loans then to be prepaid to the Term B Lenders (less the amount thereof that would otherwise be payable to Declining Lenders) shall be paid to the Term B Lenders that are not Declining Lenders and (y) an amount equal to that portion of the Term B Loans that would otherwise be payable to Declining Lenders shall be applied in prepayment of the Term A Loans on a pro rata basis as provided in paragraph (ii) above. In the event that the Administrative Agent has not, with respect to any mandatory prepayment, received a notice from a Term B Lender in accordance with this paragraph
     (iii), such Term B Lender shall be deemed to have waived its rights under this paragraph (iii) to decline receipt thereof.

           SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an unused commitment fee (an "Unused Commitment Fee"), which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the excess of (i) such Revolving Lender's Revolving Credit Commitment over (ii) such Revolving Lender's Revolving Credit Exposure (excluding such Revolving Lender's Swingline

Exposure) during the period from and including the date hereof to, but excluding, the date on which any such Revolving Credit Commitment terminates. Accrued Unused Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, the first payment to be made September 30, 2003. All Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

           (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Interest Rate Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Lender's L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date up to but excluding the later of the date on which such Revolving Lender's Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any L/C Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the date hereof to, but excluding, the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, the first payment to be made no earlier than September 30, 2003; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All fees under this
Section 2.11(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

           (c) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable to the Administrative Agent pursuant to the Fee Letters.

           (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

           SECTION 2.12. Interest. (a) The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Interest Margin Rate for such Loan.

           (b) Each Loan constituting each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Interest Margin Rate for such Loan.

           (c) Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, any principal of, or interest on any Loan or any fee or other Obligation payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to
(i) in the case of principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section
2.12 and (ii) in the case of any other Obligation that has become due and payable (but is unpaid), 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

           (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

           (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall, at any time and from time to time upon request of Borrower, deliver to Borrower a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Revolving Loans pursuant to this Agreement.

           SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

           (a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

           (b) the Administrative Agent is notified by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for such Interest Period shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing. The Administrative Agent shall notify the

Borrower as promptly as practicable of receipt of any notice from the Required Lenders referred to in paragraph (b) above of this Section 2.13. Any Lender delivering such notice shall be deemed to be an "Affected Lender" for purposes hereof until such Lender delivers to the Administrative Agent and the Borrower a withdrawal of such notice.

           SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

           (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

           (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then subject to paragraphs (c) and (d) of this Section 2.14, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

           (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then subject to paragraphs (c) and (d) of this Section 2.14, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

           (c) A certificate of a Lender or the Issuing Bank setting forth the amount(s) necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, and the basis for the calculation thereof as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

           (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section
2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

           SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense sustained by such Lender (or its Affiliates) as a result of such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall include any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan to the Borrower, but shall exclude any loss of anticipated Applicable Interest Rate Margin that would have accrued following such event with respect to each such Eurodollar Loan but for the occurrence of such event. A certificate of any Lender setting forth any amount(s) that such Lender is entitled to receive and the basis for the calculation thereof pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

           SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions the Administrative Agent, Lender(s) or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

           (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

           (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or

Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to any Indemnified Tax or Other Tax (including by application of any treaty, the benefits of which such Lender is entitled), with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) and at such other times as may be necessary in the reasonable determination of the Borrower or Administrative Agent, (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under this Agreement, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above of this Section 2.16(e), a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under this Agreement. Each Lender that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent) two duly completed copies of United States Internal Revenue Form W-9 (or applicable successor form) unless it establishes to the satisfaction of the Borrower that the Lender is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence required to be provided pursuant to the first two sentences of this Section 2.16(e), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-9 or a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under this Agreement, or notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding any other provision of this Section 2.16(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.16(e) that such Foreign Lender is not legally able to deliver.

          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall promptly notify the Borrower of such refund and promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of paragraph
(f) of this Section 2.17, all payments and other amounts received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest, fees and other Obligations then due hereunder shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties and (iii) third towards payment of any other Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of Obligations then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C

Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) of this Section 2.17 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) of this of this Section 2.17 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          (f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.10(b) and 2.17(b), the Administrative Agent may, and, upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Article VII, shall apply all payments in respect of any Secured Obligations and all proceeds of Collateral in the following order:

          (i) first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

          (ii) second, to pay interest on and then principal of any Swingline Loan;

          (iii) third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent and the Co-Syndication Agents;

          (iv) fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Bank;

          (v) fifth, to pay Obligations in respect of any fees then due to the Administrative Agent and the Co-Syndication Agents, the Lenders and the Issuing Bank;

          (vi) sixth, to pay interest then due and payable in respect of the Loans and L/C Disbursements;

          (vii) seventh, to pay or prepay principal amounts on the Loans and L/C Disbursements, to provide cash collateral for outstanding undrawn Letters of Credit in the manner described in Section 2.05(j) and to pay Hedging Obligations owing to any Hedging Creditor and Cash Management Obligations owing to any Secured Party, ratably to the aggregate principal amount of such Loans, L/C Disbursements and undrawn Letters of Credit, Hedging Obligations and Cash Management Obligations; and

          (viii) eighth, to the ratable payment of all other Secured
     Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i) through (viii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligations ratably, based on the proportion of the Administrative Agent's, each Co-Syndication Agent's and each Lender's, each Hedging Creditor's, the Issuing Bank's and each other holder of a Secured Obligation's interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i) through (viii) above may at any time and from time to time be changed by the agreement of the Required Lenders and, to the extent that each Class is not equally affected thereby, with the additional agreement of the Required Class Lenders with respect to each affected Class, without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuing Bank or by any other Person that is not a Lender or Issuing Bank. The order of priority set forth in clauses (i) through (v) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Required Lenders. The order of priority set forth in clauses (i) and (ii) above may be changed only with the prior written consent of the Swingline Lenders in addition to that of the Required Lenders and the Administrative Agent.

          SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or as a result of any Lender's assignment to an Affiliate of such Lender or an Approved Fund pursuant to Section 9.04(b), or if any Lender is an Affected Lender, then such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would be reasonably expected to eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16 in the future or result in such Lender or its assignee, as applicable, not being an Affected Lender; and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or as a result of any Lender's assignment to an Affiliate of such Lender or an Approved Fund pursuant to Section 9.04(b), or (ii) any Lender is a Non-Funding Lender or (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of this agreement or any other Loan Document requires the consent of all of the Lenders or of any Class of Lenders and with respect to which the Required Lenders or the Required Class Lenders, as applicable, shall have granted their consent (provided that for the purposes of this clause (iii), each of the percentages specified in the definitions of "Required Lenders" and "Required Class Lenders" shall be deemed, in each such case, to be increased to 75% and each such definition shall be construed accordingly), then the Borrower may, at its sole expense and effort (other than in the case of a default by a non-funding Lender, in which case such Lender shall be responsible for all reasonable out-of-pocket costs of the Borrower), upon notice to such Lender and the Administrative Agent, (x) prepay such Lender in full or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Borrower and approved by the Administrative Agent (such approval not be unreasonably withheld or delayed) in accordance with
Section 9.04, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under
Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment would be reasonably expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE III
                         Representations and Warranties

          The Borrower represents and warrants to the Lenders that:

          SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except, in each case, where the failure to do so, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect. Each Subsidiary of the Borrower is and shall be directly-owned by the Borrower, except (i) Subsidiaries, all the outstanding capital stock of which is subject to a first priority perfected pledge in favor of the Administrative Agent to secure the Secured Obligations and (ii) certain inactive Subsidiaries holding de minimis assets as set forth on Schedule 3.01. As of the date hereof, the Borrower has no Subsidiaries other than those Persons listed on Schedule 3.01.

          SECTION 3.02. Authorization; Enforceability. The Loan Documents and the transactions contemplated thereby are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Borrower. Each of this Agreement and the other Loan Documents has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts; Ranking.

          (a) The Transactions and the Related Documents:

          (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect;

          (ii) do not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority except as have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect;

          (iii) do not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries;

          (iv) will not violate any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries except as has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect; and

          (v) will not result in the creation or imposition of any Lien (except any Lien permitted by Section 6.02) on any asset of the Borrower or any of its Subsidiaries.

          (b) Each Loan ranks pari passu in right of payment with each other Loan (except as provided herein) and, for bankruptcy purposes, with all other unsubordinated, non-credit enhanced and unsecured Indebtedness of the Borrower.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders' equity and cash flows (i) for the fiscal years ending, and at December 29, 2001 and December 28, 2002, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 29, 2003. The financial statements described in clause (i) of this Section 3.04(a) were reported on by PricewaterhouseCoopers LLP for the fiscal years ending, and at, December 29, 2001 and December 28 2002, and in clause (ii) of this Section 3.04(a) were certified by the Borrower's chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above of this Section 3.04(a). The Borrower has heretofore also furnished to the Lenders its unaudited pro forma condensed consolidated statement of income, for its fiscal year ended December 28, 2002, and for its fiscal quarter ended March 29, 2003 and its unaudited pro forma condensed consolidated balance sheet at March 29, 2003. Such pro forma financial statements comply, in all material respects, with the requirements of
Article XI of Regulation S-X of the SEC.

          (b) The Borrower has heretofore furnished to the Lenders projections as of and for the period between fiscal year beginning 2003 and fiscal year ended 2007. Such projections were prepared by management of the Borrower in good faith based on assumptions that the Executive Officers believe are reasonable as of the date hereof.

          (c) Since December 28, 2002, there has been no change, occurrence or development that has had or could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

          SECTION 3.05. Properties; Insurance. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to their business, taken as a whole, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of the Borrower and its Subsidiaries owns, is validly licensed or otherwise has the right to use, all trademarks, trade names, copyrights, patents and other intellectual property and property rights which are material to its business, and the use thereof by the Borrower and its Subsidiaries does not and will not violate the rights of any other Person, except for any such violations that, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect. No claim is pending and, to the knowledge of the Executive Officers, no claim has been asserted by any person challenging or questioning the use of any such trademark, trade name, copyright, patent or other intellectual property or proprietary rights except as has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

          (c) The Borrower maintains, with financially sound and reputable insurance companies, on its own behalf and on behalf of its Subsidiaries, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Executive Officers, threatened against or affecting the Borrower or any of its Subsidiaries that (i) would reasonably be expected to be adversely determined, and (ii) if so determined either (x) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (y) seek to enjoin, unwind or otherwise materially and adversely affect this Agreement or the Transactions.

          (b) Except with respect to matters that, individually or in the aggregate, do not, and would not reasonably be expected to, result a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

          SECTION 3.07. Compliance with Laws and Agreements; No Default. (a) Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

          (b) As of the Closing Date and on each other date required by Section 4.02, no Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries (i) has timely filed or caused to be filed all Tax returns and reports required to have been filed and (ii) has paid or caused to be paid all Taxes required to have been paid by it, except in the case of each of clauses (i) and (ii) of this
Section 3.09, (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required under GAAP or (b) to the extent that the failure to do so has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted, or could reasonably be expected to result, in a Material Adverse Effect. The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business) and none of the foregoing have resulted, or would reasonably be expected to result, in a Material Adverse Effect.

          SECTION 3.11. Employee Matters. Neither the Borrower nor its Subsidiaries is engaged in any unfair labor practice that has resulted, or would reasonably be expected to result, in a Material Adverse Effect. There is, as of the Closing Date and as of the date on which the initial Loans are advanced hereunder, (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Executive Officers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Executive Officers, threatened against any of them, (b) no strike or work stoppage is in existence involving the Borrower or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect, and (c) to the best knowledge of the Executive Officers, no union representation question is existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Executive Officers, no union organization activity that is taking place, except (with respect to any matters specified in clauses (a), (b) or (c) of this Section 3.11, either individually or in the aggregate) such matter as has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

          SECTION 3.12. Transactions and Related Documents. (a) The terms and conditions of the Spin-Off, payment of the Merck Dividend, the Notes Offering and the Securitization are or will be consistent with Schedule 3.12. The Separation and Transition Agreements that will give effect to the Spin-Off are substantially in the form reviewed prior to the date hereof by the Joint Lead Arrangers, and none of the terms or conditions of such agreements shall be amended, waived or otherwise modified in a manner that would, in the reasonable judgment of the Joint Lead Arrangers, be materially adverse to the Lenders without the consent of the Joint Lead Arrangers.

          (b) Before and immediately after giving effect to the Spin-Off, payment of the Merck Dividend, the Notes Offering and the Securitization, the Related Documents are and will be in full force and effect and have not been and will not be amended, modified or terminated except as permitted pursuant to Sections 5.08 and 6.09.

          SECTION 3.13. Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, as one of its important activities, in the business of extending credit for the purpose of carrying any margin stock (as such term is defined in Regulation U of the Board as in effect from time to time). No part of the proceeds of the Loans or Letters of Credit issued to the Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in violation of the provisions of Regulations T, U or X (or any successor regulations) of the Board.

          SECTION 3.14. Certain Fees. No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

          SECTION 3.15. Solvency. On the Closing Date, and immediately after giving effect to the Spin-Off, payment of the Merck Dividend, the Notes Offering and the Securitization, the Borrower and each Significant Subsidiary is and will be Solvent.

          SECTION 3.16. No Burdensome Restrictions. No laws, regulations and orders of any Governmental Authority applicable to the Borrower or any Subsidiary or any of their property and all indentures, agreements and other instruments binding upon any of them have had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.17. Disclosure. The Borrower has disclosed to the Lenders all agreements (including those related to Medicare and Medicaid), instruments (including in the Spin-Off Registration Statement, the Notes Indenture and the offering memorandum or prospectus with respect to the Notes Issuance and the Securitization Documents) and corporate or other restrictions to which it or any of its Subsidiaries is subject as of the date of this Agreement, and all other matters known to the Executive Officers as of the date of this Agreement, that, as of the date of this Agreement, they are aware, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a Material Adverse Effect. To the knowledge of the Executive Officers, as of the date of this Agreement, neither the Information Memorandum nor any of the other reports, financial statements, projections, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or any forecast or opinion, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                                   ARTICLE IV
                                   Conditions

          SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of each of the following conditions:

          (a) The Administrative Agent (or its counsel) shall have received from the Borrower, in each following case in form and substance satisfactory to the Administrative Agent and the Lead Arrangers:

                    (i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, one or more Promissory Notes of the Borrower conforming to the requirements set forth herein

                    (ii) the Pledge Agreement, duly executed by the Borrower, together with each of the following:

                           (A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing Date and satisfaction of the requirements of clause (B) below, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by the Borrower as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name the Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder; and

                                 (B)   share certificates representing all of
               the certificated Pledged Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank;

                         (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Fried Frank Harris Shriver & Jacobson, counsel for the Borrower, substantially in the form of Exhibit I. The Borrower hereby requests such counsel to deliver such opinion.

                         (iv) a certificate, dated the Closing Date and signed by the President, a Vice President or an Executive Officer of the Borrower that:

                                 (A)   The Borrower is in compliance with the
               conditions set forth in paragraphs (a) and (b) of Section 4.02;
               and

                                 (B)   Each Person that has executed this
               Agreement or any Loan Document is an elected or appointed officer of the Borrower and is authorized to execute this Agreement and each of the Loan Documents, as the case may be.

                         (v) a certificate from the chief financial officer of the Borrower to the effect that, both as of the Closing Date and immediately after giving effect to the Loans to be made on the Closing Date, the Spin-Off, payment of the Merck Dividend, the Notes Offering and the Securitization and to the payment of all estimated legal, investment banking, accounting and other fees related thereto, the Borrower and each Significant Subsidiary (but excluding in any event the Securitization SPV) is and will be Solvent.

                         (vi) a copy of each Related Document, certified as being complete and correct by the President, a Vice President or an Executive Officer of the Borrower;

                         (vii) a copy of the articles or certificate of incorporation (or equivalent organizational document) of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with certificates of such official attesting to the good standing of the Borrower;

                         (viii) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the by-laws (or equivalent organizational document) of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower's board of directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent organizational document) of the Borrower from the certificate of incorporation (or equivalent organizational document) delivered pursuant to paragraph (vii) above.

                         (ix) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the Borrower, its Subsidiaries, the Loan Documents or the Transactions that the Administrative Agent shall reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

          (b) The Administrative Agent or the Joint Lead Arrangers, as the case may be, shall have received all costs, fees, expenses (including reasonable out-of-pocket legal fees and expenses and the reasonable out-of-pocket fees and expenses of appraisers, consultants and other advisors) and other compensation then payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders, including pursuant to the Fee Letters.

          (c) The Administrative Agent shall have received satisfactory confirmation of the applicable public long-term ratings assigned to the Facilities from S&P and Moody's for the Loans, which shall be no less than "BBB-" and "Ba1", respectively, and with a stable or positive outlook.

          (d) The Borrower shall (i) have received not less than approximately $500,000,000 gross proceeds of the Notes Offering and (ii) have not less than $100,000,000 of available cash from a combination of initial proceeds of the Securitization and other cash on hand for the collective purpose of paying (when aggregated with the proceeds of the Term Loans) up to $1,500,000,000 of the Merck Dividend.

          (e) The Administrative Agent and the Arrangers shall be satisfied that an amount acceptable to them of trade payables of the Subsidiaries shall have been transferred to, or otherwise assumed by, the Borrower.

          (f) The Closing Date shall have occurred on or before the earlier of
(i) September 15, 2003 and (ii) the date which is [_] Business Days following the date of this Agreement.

          SECTION 4.02. Each Credit Event. The several obligation of each Lender to make a Loan on the occasion of any Borrowing (including any Borrowing made on the Closing Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (each a "Credit Event"), is subject to the satisfaction of the following conditions (provided that, without limiting any other provision of this Agreement, the condition set forth in paragraph (c) below shall not be required to be satisfied on any date following the initial Credit Event):

          (a) The representations and warranties of the Borrower set forth in
Article III of this Agreement shall be true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Event, as applicable, except to the extent expressly referring only to an earlier date.

          (b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

          (c) As of the Closing Date and as of the date of the initial Credit Event, since December 28, 2002, there has been no change, occurrence or development that has had or could reasonably be expected to have a material adverse effect on the prospects of the Borrower and its Subsidiaries, taken as a whole.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

                                    ARTICLE V
                              Affirmative Covenants

          Until the Lenders' Total Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all L/C Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender (as provided in Section 9.01):

          (a) not later than the earlier of (i) 100 days after the end of each fiscal year of the Borrower and (ii) 5 Business Days after the filing thereof with the SEC, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP; provided that delivery within the time frame specified above of copies of Borrower's Annual Report on Form 10-K filed with the SEC shall satisfy the requirements of this paragraph (a) of this Section 5.01;

          (b) not later than the earlier of (i) 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) 5 Business Days after the filing thereof with the SEC, its unaudited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery within the time frame specified above of copies of Borrower's Quarterly Report on Form 10-Q filed with the SEC shall satisfy the requirements of this paragraph (b) of this Section 5.01;

          (c) concurrently with any delivery of financial statements under paragraphs (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Financial Officer is aware of a Default that has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating, in reasonable detail, compliance with the financial ratios or requirements set forth in Sections 6.01(B)(o) 6.03(c), 6.04(p), 6.06(f)(ii) and 6.10(a), (b) and (c) and (iii)
stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) concurrently with any delivery of financial statements under paragraph (a) of this Section 5.01, a certificate substantially in the form attached as Exhibit J of the accounting firm that reported on such financial statements (provided that such certificate may be limited to the extent required by accounting rules or guidelines);

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally provided that such financial statements and reports to shareholders shall be deemed delivered on the second business day following the day on which they are filed with the SEC unless actually delivered on an earlier date, as the case may be;

          (f) as soon as practicable and in any event no later than 15 days prior to the beginning of each fiscal year for the Borrower, a consolidated financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, together with an explanation of the principal assumptions on which such forecasts are based;

          (g) promptly after any Executive Officer of the Borrower shall have become aware that Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Facilities, written notice of such rating change; and

          (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) any Executive Officer's becoming aware of any Default that has occurred, unless the Borrower has previously provided such notification;

          (b) any Executive Officer's becoming aware of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof and that such action, suit or proceeding, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

          (c) any Executive Officer's becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

          (d) any Executive Officer's becoming aware of any other development that the Financial Officer is aware results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Executive Officer setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business (including agreements with Merck, including those to be entered into in connection with the Spin-Off described in the Spin-Off Registration Statement) except for failures to do so which, individually or collectively, would not reasonably be expected to, result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03.

          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, that, if not paid, individually or collectively, would result, or would reasonably be expected to result, in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required under GAAP.

          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of their businesses in good working order and condition, ordinary wear and tear excepted, except for failures that would not reasonably be expected to, result in a Material Adverse Effect. The Borrower will maintain, with financially sound and reputable insurance companies, directly, or through Merck, on the Borrower's own behalf and on behalf of its Subsidiaries, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in conformity with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (which, in the case of any such representatives which are accountants, shall be an accounting firm of nationally recognized standing which is reasonably acceptable to the Borrower), upon reasonable prior notice and without causing material disruption, and at the expense of the Administrative Agent or such Lender, as applicable, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (subject to confidentiality obligations of the Borrower or its Subsidiaries).

          SECTION 5.07. Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Law), rules, regulations and orders of any Governmental Authority applicable to it or its property (including the Separation and Transition Agreement and any other agreements to be entered into in connection with the Spin-Off as described in the Spin-Off Registration Statement), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to, result in a Material Adverse Effect.

          SECTION 5.08. Spin-Off. The Spin-Off will be completed on terms and conditions substantially as described in Schedule 3.12. The underwriting and exchange agreements giving effect to the Spin-Off and the Separation and Transition Agreements have been or will be executed and delivered substantially as described in Schedule 3.12 and in the form reviewed prior to the Closing Date by the Joint Lead Arrangers and in full force and effect without any defaults or breaches thereunder that would cause any of the conditions to closing of the Spin-Off not to be satisfied, and none of the terms or conditions of such documentation shall be amended, waived or otherwise modified in a manner that would, in the reasonable judgment of the Joint Lead Arrangers, be materially adverse to the Lenders without the Joint Lead Arrangers' consent, provided, however, that such documentation may be amended or modified, or (in the case of the Managed Care Agreement) replaced with one or more other agreements which, taken as a whole, are not materially less favorable to the Borrower, to the extent that a Material Adverse Effect would not reasonably be expected to, result therefrom.

          SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Term Loan shall only, and up to $50,000,000 of the Revolving Loans may, be used, together with proceeds from the Notes Offering, initial proceeds of the Securitization and available cash (including from settlement of an intercompany payable owed to the Borrower by Merck), to pay the Merck Dividend. The proceeds of the Revolving Loans shall (except as provided above) be only used for the Borrower's general corporate and working capital purposes. No part of the proceeds of the Loans shall be used in violation of the restrictions set forth in Sections 3.13 and 6.04(p). Letters of Credit will be issued only to support the Borrower's general corporate and working capital purposes.

          SECTION 5.10. Additional Collateral. To the extent not delivered to the Administrative Agent on or before the Closing Date, the Borrower agrees to (or cause each of its applicable Subsidiaries to) do promptly each of the following:

          (a) execute and deliver to the Administrative Agent such supplements, and amendments to the Pledge Agreement (or, in the case of Equity Interests of any Subsidiary of the Borrower that is not a Domestic Subsidiary, appropriate foreign law pledge agreements) as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such Subsidiary that are owned by the Borrower (and of any Subsidiary that is not directly owned by the Borrower as contemplated in Section 3.01(i)) and requested to be pledged by the Administrative Agent; provided, however, that, unless otherwise agreed by the Borrower and the Administrative Agent, in no event shall such the Borrower be required to pledge in excess of 66% of the outstanding voting stock of any direct Subsidiary of the Borrower that is not a

Domestic Subsidiary or to pledge the Equity Interests of any Insurance Subsidiary or the Securitization SPV.

          (b) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with in the case of such certificated Equity Interests, undated stock powers endorsed in blank executed and delivered by an officer of the Borrower; and

          (c) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                                   ARTICLE VI
                   Negative Covenants and Financial Covenants

          Until the Lenders' Total Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Indebtedness. (A) Notwithstanding any other provision of this Agreement, no Subsidiary shall voluntarily provide a Guarantee of Indebtedness under the Notes Offering and the Borrower and its Subsidiaries shall not take any action which would obligate any Subsidiary to provide a Guarantee of Indebtedness of the Borrower (including under the Notes Offering) without the prior written consent of the Required Lenders.

          (B) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

          (b) the Obligations and any Guarantee thereof;

          (c) the Indebtedness of the Borrower under the notes to be issued pursuant to the Notes Offering in an aggregate principal amount not exceeding $500,000,000;

          (d) Indebtedness under the Securitization, provided that the aggregate principal component of amounts outstanding thereunder shall not, in the aggregate exceed $500,000,000 (regardless of the amount of accounts receivable securitized or collateralized thereunder) provided that, following consummation of the Transactions, the Securitization Documents may be amended (in accordance with the other provisions of this Agreement) to increase such aggregate principal component to an amount not exceeding $750,000,000 (provided that no Default is outstanding as of the date of such amendment or would directly result from giving effect to such amendment);

          (e) Indebtedness under intercompany loans made by the Borrower to any of its Subsidiaries to the extent permitted by Section 6.04(c) or by any Subsidiary to the Borrower or any other Subsidiary of the Borrower; provided that any loan made by the Borrower shall be evidenced by a promissory note and pledged to the Administrative Agent to secure the Secured Obligations;

          (f) Guarantees by (i) the Borrower with respect to Indebtedness of any Subsidiary and (ii) by any Subsidiary with respect to Indebtedness of another Subsidiary, in each case to the extent permitted by Section 6.04(c);

          (g) Indebtedness of the Borrower as an account party in respect of letters of credit, provided, that the aggregate amount thereof shall not at any time exceed $25,000,000;

          (h) Indebtedness which may be deemed to exist with respect to Hedging Contracts permitted by Section 6.05;

          (i) Indebtedness which may be deemed to exist pursuant to any surety, indemnity, appeal, performance and other obligations of like nature and Guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker's compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) and arising in the ordinary course of business of the Borrower and its Subsidiaries provided that, the aggregate outstanding amount thereof with respect to Subsidiaries shall not at any time exceed $50,000,000;

          (j) Indebtedness that may exist in respect of deposits or payments made by customers or clients of the Borrower and its Subsidiaries;

          (k) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or any Subsidiary to finance the acquisition, construction, refurbishment or improvement of fixed assets or capital; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 6.10(c) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not at any time exceed $75,000,000;

          (l) Indebtedness (i) of the Borrower assumed by it as the result of it acquiring an Acquired Business and Indebtedness of any such Acquired Business that becomes a Subsidiary as a result of such acquisition and (ii) of the Borrower constituting contingent obligations in respect of indemnification, adjustment of purchase price, earn-out, deferred compensation and similar obligations incurred in connection with its acquisition of an Acquired Business; provided that (x) such acquisition is permitted by Section 6.04(p), (y) (in the case of clause (i) only) such Indebtedness was not incurred in contemplation of such acquisition and (z) the aggregate principal amount of all such Indebtedness under this paragraph (l) shall not at any time exceed $100,000,000.

          (m) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (n) Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

          (o) Indebtedness of the Borrower not otherwise permitted by paragraphs
(a) and (c) through (l) of this subsection 6.01(B), having terms which, when taken as a whole, are not materially less favorable to the Lenders than those contained in the Notes Offering (for which determination the Borrower may consult with the Administrative Agent), the aggregate outstanding principal amount of which, as of the date of any incurrence thereof, shall not exceed 10% of Consolidated Net Tangible Assets;

          (p) extensions, renewals or refinancings of Indebtedness under paragraphs (a) and (c) through (l) of this subsection 6.01(B) so long as (i) such Indebtedness ("Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, (iii) the interest rate applicable to such Refinancing Indebtedness shall be at a rate no higher than the rate applicable to the Indebtedness that is the subject of the extension, renewal or refinancing and (iv) any such Refinancing Indebtedness with respect to the Notes Offering has terms which, when taken as a whole, are not materially less favorable to the Lenders than those contained in the Notes Offering (for which determination Borrower may consult with the Administrative Agent); and

          (q) all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in paragraphs(B)(a) through (p) of this
Section 6.01.

          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Liens Securing the Secured Obligations;

          (b) Permitted Encumbrances;

          (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and additions thereto (but not beyond the scope of the original Lien) and proceeds and replacements thereof, provided that such Liens shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d) any Lien existing on any property or asset of the Borrower or any Subsidiary prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower or is merged or consolidated with or into the Borrower or any of its Subsidiaries (provided, that any such Subsidiary shall be directly owned by the Borrower) after the date hereof prior to the time such Person becomes a Subsidiary and additions thereto (but not beyond the scope of the original Lien) and proceeds and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or being so merged or consolidated, as the case may be and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is so merged or consolidated, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

           (e) any Lien securing Indebtedness permitted pursuant to Section 6.01(B)(k), provided, that such Lien and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction, refurbishment or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds and replacements thereof and additions thereto (but not beyond the scope of the original Lien));

           (f) Liens solely on any deposits, advances, contractual payments, including implementation allowances, or escrows made or paid by the Borrower or any of its Subsidiaries to or with customers or clients in the ordinary course of business;

           (g) Liens arising pursuant to, or assignments in connection with, the Securitization with respect to the Receivables and Related Assets securitized thereunder;

           (h) deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements and regulatory restrictions imposed on insurance Subsidiaries;

           (i) Liens of any Subsidiary in favor of the Borrower or any other Subsidiary of the Borrower; and

           (j) Liens not otherwise permitted by paragraphs (a) through (i) of this Section 6.02 securing Indebtedness permitted by Section 6.01(B) in an aggregate principal amount not to exceed at any time $50,000,000.

           SECTION 6.03. Fundamental Changes; Asset Sales. The Borrower will not, nor will it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or Equity Interests or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

           (a) any Subsidiary may be merged with or into the Borrower or another wholly-owned Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or another wholly-owned Subsidiary; provided, in the case of any merger with the Borrower, the Borrower will be the continuing or surviving Person;

           (b) (i) sales, leases, subleases or the transfer of Receivables and Related Assets (or interests therein) pursuant to the Securitization or (ii) other dispositions of assets that do not constitute Asset Sales;

           (c) (i) Asset Sales required by any Governmental Authority or (ii) Asset Sales (excluding any sale of Receivables and Related Assets), the Net Cash Proceeds of which, when aggregated with the Net Cash Proceeds of all other Asset Sales made within the same fiscal year of the Borrower in reliance on this clause (c), are less than $100,000,000 provided, that (1) in the case of an Asset Sale not required by any Governmental Authority, the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (2) in the case of an Asset Sale not required by any Governmental Authority, no less than 75% thereof shall be paid in cash or Permitted Investments, and (3) the Net Cash Proceeds received from Asset Sales shall be applied as, and, if and to the extent, required by Section 2.10(b);

           (d) disposals of obsolete, worn out or surplus property, payments under Indebtedness permitted by Section 6.01 and any Restricted Payment permitted by Section 6.06;

           (e) any Investment or acquisition permitted by Section 6.04 and any Indebtedness permitted by Section 6.01;

           (f) the Borrower and its Subsidiaries may liquidate or sell Permitted Investments;

           (g) any sale or disposition deemed to occur in connection with (i) creating or granting any Lien permitted pursuant to Section 6.02 or (ii) enforcing any such Lien by the sale or disposition of the assets pledged under such Lien, to the extent such assets have a fair market value not in excess of the Indebtedness secured by such Lien; and

           (h) the Borrower or any of its Subsidiaries may dispose of machinery or equipment for not less than fair market value which will be replaced or upgraded with machinery or equipment put to a similar use and owned by such Person; provided that such replacement or upgraded machinery and equipment is acquired within 120 days after such disposition.

           SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, transfer (by sale, lease or otherwise) or contribute any asset (except Asset Sales and other dispositions made on arms' length terms for fair market value) to, or make or permit to exist any investment or any other similar interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each an "Investment"), except:

           (a) Permitted Investments;

           (b) Investments by the Borrower or any of its Subsidiaries that exist on the date hereof and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date hereof in an amount not exceeding the amount of the Investment being replaced or refinanced; provided that the new Investment is (i) on terms and conditions not materially less favorable, taken as a whole, to the Borrower and its Subsidiaries than the Investment being renewed or replaced or (ii) is otherwise permitted by this Section 6.03;

           (c) Investments made after the date hereof (i) by the Borrower to or in any Subsidiary (including Investments in the Equity Interests of any wholly-owned Subsidiary newly organized or acquired after the date hereof, provided, however, that any Subsidiary newly formed or acquired after the date hereof shall be directly owned by the Borrower) which (x) are made to or in any such Subsidiary to permit such Subsidiary to make (and are promptly applied in full by such Subsidiary in making) Consolidated Capital Expenditures permitted by Section 6.10(c) (y) are made to or in any such Subsidiary to permit such Subsidiary to pay (and are promptly applied in full by such Subsidiary in paying), or otherwise arise as a result of payment by the Borrower directly on behalf of such Subsidiary of, operating expenses of such Subsidiary which arise in the ordinary course of its business and (z) in the case of all other such Investments not permitted by clauses (x) and (y), in aggregate do not exceed in any fiscal year $50,000,000 (net of any cash dividends, distributions, interest, repayments, redemptions, rental payments or other cash return on Investments (excluding any intercompany loans made by any Subsidiary to the Borrower) received by the Borrower after the date hereof from Investments in its Subsidiaries); and (ii) by any Subsidiary to or in the Borrower or any other wholly-owned Subsidiary, provided, however, that no such Investment pursuant to this paragraph (c) shall be made to or in any Subsidiary unless all of the Equity Interests of such Subsidiary are subject to a perfected first priority pledge in favor of the Administrative Agent securing the Secured Obligations, except Investments in any Insurance Subsidiary which are made (to the extent necessary) to maintain minimum capital requirements under applicable law or regulations;

           (d) Guarantees constituting Indebtedness permitted by Section 6.01;

           (e) any Investment acquired by any of Borrower or any of its Subsidiaries (i) in exchange for any other Investment permitted under this
Section 6.04 or accounts receivable held by Borrower or any of its Subsidiaries in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment permitted under this
Section 6.04 or accounts receivable, (ii) as a result of a foreclosure by Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or
(iii) in connection with the acquisition of an Acquired Business of an Investment of such Acquired Business which existed prior to the date of such acquisition;

           (f) any Investment that may be deemed to exist with respect to any Swap Agreement permitted by Section 6.05;

           (g) any acquisition, construction or lease of fixed or capital assets, plants, facilities or equipment (including renewals, substitutions, additions, refurbishments, replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP, and included in property, plant or equipment reflected on a consolidated balance sheet of the Borrower and its Subsidiaries;

           (h) acquisitions or Investments in exchange for Equity Interests in the Borrower;

           (i) loans, deposits or advances to or with customers and clients, including extensions of trade credit by, receivables payable to, and pre-payments of, the Borrower or any of its Subsidiaries, in the ordinary course of business;

           (j) Investments to fund deferred compensation plans and other post-employment benefit plans in the ordinary course of business; and

           (k) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03;

           (l) Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business which do not violate Section 402 of the Sarbanes-Oxley Act of 2002 (as amended); provided that the aggregate outstanding amount thereof shall at no time exceed $10,000,000;

           (m) an Investment in the Securitization SPV pursuant to the Securitization; provided that the only assets transferred to the Securitization SPV consist of Receivables and Related Assets;

           (n) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases;

           (o) the Borrower may make contributions to an employee stock ownership plan sponsored by it; provided that (i) such contributions are in Equity Interests of the Borrower, and (ii) the Borrower may lend or contribute money in an aggregate amount not exceeding (x) $50,000,000 in fiscal year 2003,
(y) $75,000,000 in fiscal year 2004 and (z) $100,000,000 in each fiscal year thereafter, to an employee stock ownership plan sponsored by it to permit such plan to immediately purchase Equity Interests of the Borrower from the Borrower with the proceeds of such loan or contribution; provided, further that all proceeds of any such loans or contributions shall at all times (A) be held by the Borrower to be set-off in full against the consideration receivable by the Borrower for issuance of such Equity Interests or (B) to the extent held by any Person other than the Borrower, be held in a segregated deposit account in trust for, or subject to a first priority perfected security interest in favor of, the Borrower; and

           (p) Investments and other acquisitions by the Borrower for cash not otherwise permitted under paragraphs (a) through (o) of this Section 6.04 or under Section 6.03 in an aggregate amount not exceeding $500,000,000 in any fiscal year; provided, that the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA for the period of four fiscal quarters ending on the last day of the most recently ended fiscal quarter shall not exceed (x) in any event, 2.25:1 and (y) in the event that the aggregate amount of such Investments would exceed $250,000,000 in any fiscal year, 1.50:1, in each case determined on a pro forma basis giving effect to such Investments or acquisitions, provided however, that (i) this paragraph (p) shall not permit Investments in or to Subsidiaries in addition to those permitted pursuant to paragraph (c) of this Section 6.04 and (ii) no acquisition of any Acquired Business shall be permitted to be financed (in whole or in part) with the proceeds of Loans or Letters of Credit unless the board of directors (or the equivalent governing body) of such proposed Acquired Business shall have consented to such acquisition. For the avoidance of doubt, nothing contained in this paragraph (p) shall be interpreted as modifying or superceding any financial requirement otherwise specified in
Section 6.10.

           SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Hedging Contracts entered into with any Hedging Creditor to hedge or mitigate bona fide risks to the Borrower or such

Subsidiary with respect to its business or assets which, in each case, is not for speculative purposes.

     SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may declare and pay the Merck Dividend, (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (e) the Borrower may redeem, repurchase, retire, defease, or otherwise acquire any Equity Interests of the Borrower in exchange for, or out of the net cash proceeds of the sale (other than to a Subsidiary of the Borrower) within 30 days of, Equity Interests of the Borrower; and (f) provided that no Default is outstanding or would result therefrom, the Borrower may declare and pay cash dividends and make other Restricted Payments with respect to its Equity Interests if, at the time such dividend or other Restricted Payment is declared or made (after giving effect thereto), the aggregate principal amount of the cash dividends paid or other Restricted Payments made after the date hereof (excluding the Merck Dividend) does not exceed (i) if, at the time of any such Restricted Payment, the Facilities have a rating of at least "BBB-" and "Baa3" from S&P and Moody's, respectively, the sum of $25,000,000 plus (in the case of any such Restricted Payment made after December 31, 2003) 25% of Consolidated Net Income for the period from June 30, 2003 until the last day of the then most recently ended fiscal quarter and (ii) if, at the time of any such Restricted Payment, the Facilities do not have both the ratings specified in clause (i) or better, (x) in fiscal year 2003, $25,000,000, (y) in fiscal year 2004, the sum of $25,000,000 plus any portion pursuant to clause (x) which is unused for fiscal year 2003 and (z) in each fiscal year thereafter, the sum of $25,000,000 plus 25% of Consolidated Net Income for the previous fiscal year; provided that
(A) any such portion of Consolidated Net Income applied in making Restricted Payments pursuant to this clause (z) shall be up to an amount equal to the portion of Excess Cash Flow for the previous fiscal year which is not required to be applied in prepayment of the Loans pursuant to Section 2.10, (B) no such portion of Consolidated Net Income may be so applied pursuant to this clause (z) if the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA for the period of four fiscal quarters ending on the last day of the then most recently ended fiscal quarter, exceeds 1.5:1 and (C) no such Restricted Payments made pursuant to this clause (z) shall in aggregate exceed $100,000,000 in any fiscal year.

           SECTION 6.07. Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) on terms and conditions not in the aggregate less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis if the Affiliate were an unrelated third party, (ii) pursuant to the Separation and Transition Agreements entered into in connection with or prior to the Spin-Off (as described in the Spin-Off Registration Statement unless such agreement would not be material to the Borrower and its Subsidiaries, taken as a whole, as of the date of the Spin-Off Registration Statement), (iii) transactions (x) between the Borrower and its wholly-owned Subsidiaries (provided, that all of the Equity Interests of each such Subsidiary are subject to a perfected first priority pledge in favor of the Administrative Agent securing the Secured Obligations) or (y) between wholly-owned Subsidiaries of the Borrower (provided, that all of the Equity Interests of each such Subsidiary are subject to a perfected first priority pledge in favor of the Administrative Agent securing the Secured Obligations) and (iv) any Restricted Payment permitted by Section 6.06.

           (b) The foregoing paragraph (a) of this Section 6.07 shall not prohibit, to the extent otherwise permitted under this Agreement, (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans, (ii) loans or advances to employees, officers, consultants or directors of the Borrower or any Subsidiary permitted by Section 6.04, (iii) the payment of fees and indemnities to directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business, (iv) any agreements with employees and directors entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) sales of Equity Interests of the Borrower to its Affiliates, (vi) the Securitization and transfers of Receivables and Related Assets (or interests therein) pursuant to the terms of the Securitization Documents and (vii) the entering into of any agreement with an Affiliate filed with the SEC as an exhibit to the Spin-Off Registration Statement, the subsequent amendment from time to time of any such agreement in a manner not materially less favorable, taken as a whole, to the Borrower or its Subsidiaries or the performance by the Borrower or any of its Subsidiaries of any such agreement in accordance with its terms, as initially entered or as so amended.

           SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or to Guarantee Indebtedness of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order (in each case, having the force of law), by this Agreement, by the terms of the notes to be issued in the Notes Offering or by the Securitization Documents with respect to the Securitization SPV and/or any Receivables and Related Assets securitized thereunder, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension, renewal, amendment or modification thereof which materially expands the scope of such restrictions or conditions, taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or disposition of any assets or Subsidiary provided such sale or disposition is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any Lien permitted by this Agreement if the restrictions or conditions do not apply to any property or assets other than the property or asset subject to such Lien,
(v) clause (a) of the foregoing shall not apply to customary provisions in leases (including prohibitions contained therein on a Lien on the lease or the property subject to the lease) and other contracts (including restrictions on assignment), (vi) the foregoing shall not apply to regulatory restrictions and conditions imposed on insurance Subsidiaries of the Borrower, (vii) the foregoing shall not apply to restrictions contained in any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Equity Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (viii) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (ix) the foregoing shall not apply to customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, and (x) the foregoing shall not apply to any restrictions imposed by contracts or leases entered into in the ordinary course of business by any Person acquired by the Borrower or any of its Subsidiaries with such Person's customers, lessors or suppliers and not in connection with or in contemplation of the acquisition of such Person by the Borrower or such Subsidiary of the Borrower, which restrictions are not applicable to any Person, or the property or assets of any Person, other than the property or assets of the Person so acquired.

           SECTION 6.09. Prepayments or Redemptions of Indebtedness; Amendments to Related Documents. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, (i) prepay, redeem, purchase, retire, defease, or otherwise acquire any Subordinated Indebtedness or Indebtedness under the Notes Offering, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (x) with the proceeds of Refinancing Indebtedness permitted by Section 6.01(p) and (y) that the Borrower may prepay, redeem, purchase, retire, defease, or otherwise acquire any Subordinated Indebtedness of the Borrower or any of its Subsidiaries or Indebtedness under the Notes Offering in exchange for, or out of the net cash proceeds of the sale within 30 days (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower, or
(ii) amend or otherwise change the terms of any Subordinated Indebtedness or Indebtedness under the Notes Offering (including, without limitation, any Refinancing Indebtedness with respect to any of the foregoing permitted by
Section 6.01(B)(p)), or make any payment required by such amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of any Subordinated Indebtedness (or of any guarantee thereof), or if such amendment or change, together with all other amendments or changes made, would materially and adversely affect the interests of the Lenders.

           (b) The Borrower will not, nor will it permit any of its Subsidiaries to, alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of the Related Documents except for modifications that (i) do not materially and adversely affect the rights and privileges of the Borrower or any of its Subsidiaries under the Separation and Transition Agreement and (ii) do not materially and adversely affect the interests of the Lenders.

           SECTION 6.10. Financial Covenants. (a) Leverage Covenant. The Borrower will not, and will not permit any of its Subsidiaries to, permit the ratio of (i) Consolidated Total Debt as of the last day of any fiscal quarter, or as of the date of any Credit Event (after giving effect thereto), to (ii) Consolidated EBITDA for the last four fiscal quarters ending on or before such date to be greater than 2.25:1.

           (b) Fixed Charge Coverage Covenant. The Borrower will not permit the ratio, determined as of the last day of any fiscal quarter for the period of four fiscal quarters ending on such day, of (i) Consolidated EBITDA for such period minus Consolidated Capital Expenditures made or incurred in cash during such period to (ii) Consolidated Fixed Charges for such period to be less than 3.0:1

           (c) Capital Expenditures Covenant. The Borrower and its Subsidiaries shall not make or incur, or permit to be made or incurred, Consolidated Capital Expenditures in aggregate exceeding $250,000,000 in any fiscal year, provided, however, that to the extent that actual Consolidated Capital Expenditures for any such fiscal year shall in the aggregate be less than $250,000,000 for such fiscal year (without giving effect to the carryover permitted by this proviso), 100% of the difference between $250,000,000 and such actual Consolidated Capital Expenditures shall, in addition, be available for incurrence of Consolidated Capital Expenditures in the next succeeding fiscal year. In addition, the Borrower and its Subsidiaries shall be permitted to make or incur Consolidated Capital Expenditures in an aggregate amount not to exceed $175,000,000 solely for the purposes of providing facilities which are necessary to the fulfillment by the Borrower and its Subsidiaries of new or additional services to be provided under any contract entered into by the Borrower or any of its Subsidiaries with the Centers for Medicare and Medicaid Services (or another equivalent federal governmental agency, or its designee) on or after the Closing Date to provide prescription drug benefit management services for Medicare eligible persons. For the purposes of calculating Consolidated Capital Expenditures under this paragraph (c), the following shall not be included: (i) Consolidated Capital Expenditures to the extent financed with the Net Cash Proceeds of Asset Sales and proceeds of casualty insurance policies and condemnation awards (in each case to the extent permitted to be so applied pursuant to Section 2.10(b)) and (ii) Investments constituting acquisitions of any Acquired Business made pursuant to Section 6.04(p).

           (d)   In calculating the ratios set forth in Sections 6.10(a) and
(b), pro forma effect shall be given to any acquisitions or dispositions that occur during the applicable reference period, or thereafter and on or prior to the reporting date with respect thereto, as if they had occurred on the first day of the applicable reference period or as of the last day of the applicable quarter, as the case may be.

                                  ARTICLE VII
                                Events of Default

           If any of the following events (each an "Event of Default") shall occur:

           (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

           (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VII) payable under this Agreement or any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

           (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

           (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.03 (with respect to the Borrower's existence), 5.08 or in Article VI;

           (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article VII) and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

           (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

           (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, other than at the election of the Borrower or any Subsidiary, or that, subject to any applicable grace period, enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

           (h) (i) the closing of the Spin-Off has not been completed, in accordance with Scection 3.12 by [ ], 2003 or (ii) once the Merck Dividend shall have been declared and become due and payable, the Borrower shall have insufficient available cash (when aggregated with all proceeds available for such purpose received by the Borrower from issuance of the Notes Offering, the Securitization, the Loans (to the extent permitted to be so applied pursuant to Section 5.09) and settlement of an intercompany receivable owed to the Borrower by Merck) to pay the Merck Dividend in full, or the Borrower shall fail to pay the Merck Dividend in full, on the date on which such payment is due;

           (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or the debts thereof, or a substantial part of the assets thereof, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the assets thereof, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

           (j) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or
(vi) take any action for the purpose of effecting any of the foregoing;

           (k) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

           (l) one or more judgments (i) for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent covered by insurance or other right of reimbursement or indemnification), or (ii) which result, or would reasonably be expected to result, in a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or bonded pending appeal;

           (m) an ERISA Event shall have occurred and shall be outstanding that, when taken together with all other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000, individually or in the aggregate;

           (n) any of the following shall occur:

               (i) the Managed Care Agreement does not remain in full force and effect (unless replaced by a substantially equivalent agreement or series of agreements which is not materially less favorable to the Borrower than the Managed Care Agreement);

               (ii) the Borrower shall have breached, on one or more occasions, its obligations under the Managed Care Agreement;

               (iii) the Managed Care Agreement shall be amended; or

               (iv) Merck exercises its privilege to withdraw its products from the terms of the Managed Care Agreement;

     and any such failure to remain in full force and effect, breach, amendment or withdrawal individually or in the aggregate, results, or could be reasonably expected to result, in a Material Adverse Effect; provided, however, that, under this Agreement, in determining whether or not a Material Adverse Effect could be reasonably expected to result from such termination, breach, amendment or withdrawal consideration shall be given by the parties to any attempt to mitigate the effects of such termination, breach, amendment or withdrawal;

           (o) a Change in Control shall occur; or

           (p) any provision of any Collateral Document after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, the Borrower, or the Borrower shall so state in writing or any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or the Borrower shall so state in writing, then, and in every such event (other than an event with respect to the Borrower described in paragraph (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i) terminate the Lenders' Total Commitments, and thereupon such Total Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (i) or (j) of this Article VII, the Lenders' Total Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

                                  ARTICLE VIII
                            The Administrative Agent

           (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorize the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, the Issuing Bank and the other Secured Parties under such Collateral Documents.

           (b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement, (w) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or
(z) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          (f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the approval of the Borrower not to be unreasonably withheld so long as the Borrower is not then in Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, subject to the approval of the Borrower not to be unreasonably withheld so long as the Borrower is not then in Default, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          (g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          (h) Each Lender and the Issuing Bank agree that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuing Bank and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to
(i) act as the disbursing and collecting agent for the Lenders and the Issuing Bank with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuing Bank and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and the Issuing Bank to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuing Bank for purposes of the perfection of all security interests and Liens with respect to the Borrower's and its Subsidiaries' respective Deposit Accounts maintained with, and cash and Cash Equivalents held by, such Lender or the

Issuing Bank, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuing Bank and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

          (i) Each of the Lenders and the Issuing Bank hereby direct, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause Error! Reference source not found. Error! Reference source not found., release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuing Bank against any of the following:

                  (i) all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans, L/C Exposure and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent L/C Exposure, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms satisfactory to the Administrative Agent and the Issuing Bank);

                  (ii)  any assets that are subject to a Lien permitted by
     Section 6.01(B)(k); and

                  (iii) any part of the Collateral sold or disposed of by the Borrower if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement).

          (j) Each of the Lenders and the Issuing Bank hereby direct the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Article VIII promptly upon the effectiveness of any such release.

          (k) Each Joint Lead Arranger and each Co-Syndication Agent (except in its capacity as a Lender) shall not have, and shall not by reason of being named in this Agreement be deemed to have, any obligations under this Agreement.

                                   ARTICLE IX
                                  Miscellaneous

          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (i) if to the Borrower, to it at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention of Chief Financial Officer (Telecopy No.
     (201) 269-2874);

          (ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, Floor 10, Houston, TX 77002, Attention of Vikki Toler/Jennifer Anyigbo (Telecopy No. (713) 750 2949/2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Dawn Lee Lum (Telecopy No. (212) 270-3279);

          (iii) if to the Issuing Bank, to JPMorgan Chase Bank, Standby Letters of Credit Department, 10420 Highland Manor Drive, Tampa, FL, 33610, Attention of [Stephen Carew (Telecopy No. 813-432-5161 or 813-432-5162)], with a copy to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Dawn Lee Lum (Telecopy No. (212) 270-3279);

          (iv) if to the Swingline Lenders, to (x) JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, Floor 10, Houston, TX 77002, Attention of Vikki Toler/Jennifer Anyigbo (Telecopy No. (713) 750 2949/2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Dawn Lee Lum (Telecopy No. (212) 270-3279) and
     (y) Citicorp North America, Inc., 388 Greenwich Street, 19th Floor, New
     York, New York 10013, Attention of [  ] (Telecopy No.[   ]); and

          (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications, and not by telecopy, pursuant to procedures approved by the Administrative Agent and financial statements required to be furnished hereunder by the Borrower may be furnished by means of posting to an IntraLinks site to which the Administrative Agent and each Lender has been granted access; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications, and not by telecopy, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the earlier of (i) date of receipt and (ii) (if applicable) three Business Days following the sending thereof by registered mail.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) increase the maximum aggregate amount of Swing Line Loans or L/C Exposure permitted to be outstanding hereunder without the written consent of the Required Class Lenders under the Revolving Credit Facility and (in the case of such increase to the maximum aggregate amount of L/C Exposure) the Issuing Bank, (iii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon (other than a waiver of default interest arising under Section 2.12(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iv) postpone the Maturity Date or the scheduled date of payment of any interest on any Loan, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (vi) release all or substantially all of the Collateral, change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be, or (vii) change the allocation between any optional or mandatory prepayments of Term Loans and Revolving Loans, without the written consent of the applicable Required Class Lenders affected thereby; provided, further, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement to cure any ambiguity, typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank.

          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents and each Related Party of any of the foregoing Persons, including the reasonable fees, charges and disbursements of counsel, expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses and expenses related to the use of IntraLinks) of the Joint Lead Arrangers and the Co-Syndication Agents in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, waivers, modifications, waivers or extensions (including amendments, waivers, modifications or extensions proposed by the Borrower) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that the Borrower shall not be required (except in connection with the primary syndication of Term B

Commitments and the Term B Loans) to pay any fees and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents, any Lender or any other Related Parties incurred in connection with an assignment or participation of any rights or obligations of a Lender hereunder unless initiated by the Borrower under Section 2.19(b) other than as a result of a default by the Lender; and (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank (without duplication of amounts described in Section 2.12) in connection with the issuance, amendment, waiver, modification, extension or renewal (including proposed amendments, waivers, modifications, extensions or renewals) of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, any Lender, the Joint Lead Arrangers or the Co-Syndication Agents, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank, any Lender, the Joint Lead Arrangers or the Co-Syndication Agents, in connection with the enforcement or protection of its rights under and in connection with this Agreement or the Loan Documents, including its rights under this Section or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred in connection with any workout proceedings, enforcement costs and documentary taxes or negotiations in respect of such Loans or Letters of Credit.

          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender, the Joint Lead Arrangers and the Co-Syndication Agents, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all reasonable out-of pocket costs, losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with any actual or threatened third-party claim, litigation, investigation or proceeding (a "Third-Party Claim"), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. Upon receipt of notice of any Third-Party Claim, the Indemnitee shall promptly notify the Borrower thereof. The Borrower, in its sole discretion, upon written notice of the Indemnitee(s), may elect to defend (or may at any time assume the defense of) and may, with the consent of the Indemnitee(s) (such consent not to be unreasonably withheld), settle or compromise any such Third-Party Claim, using counsel appointed by Borrower, which counsel shall be reasonably satisfactory to the Indemnitee if such settlement or compromise would result in the full release of Indemnitee from any liability arising thereof, or with the consent of the Indemnitee (not to be unreasonably withheld). No Indemnitee may compromise or settle or consent to the entry of judgment or determination of liability with respect to a Third-Party Claim for which it is seeking indemnification hereof, without the consent of Borrower.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lenders under paragraph (a) or (b) of this Section, (i) each Lender severally agrees to pay to the Administrative Agent and (ii) each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lenders, as the case may be, respectively, such Lender's Applicable Percentage with respect to the Facilities and such Revolving Lender's Applicable Percentage with respect to the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such respective unpaid amounts; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or any Swingline Lender in its capacity as such.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Total Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                  (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and

                  (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) with respect to any Term Loan, to an assignee that is a Lender, an Affiliate of a Lender or a Federal Reserve Bank, immediately prior to giving effect to such assignment or (ii) with respect to the Revolving Credit Facility, to an assignee that is a Lender under the Revolving Credit Facility.

          (ii) Assignments shall be subject to the following additional conditions:

                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Total Commitment, the amount of the Total Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing;

                    (B) each partial assignment shall be made as an assignment of a proportionate part of all an assigning Lender's rights and obligations under this Agreement; provided that this Section 9.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all such assigning Lender's rights and obligations in respect of one Class of Loans (or commitments to make any such Loans);

                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;/1/

                    (D) the assignee, if it is not an existing Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

                    (E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.

          For the purposes of this Section 9.04(b), the terms "Approved Fund" and "CLO" have the following meanings:

                    "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                    "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank

----------------------
/1/ Any exceptions to be determined.

     loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section
     9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
     (b)(ii)(C) of this Section 9.04 and any written consent to such assignment required by paragraph (b)(i) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lenders, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Total Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations arising from such participations so sold by such Lender and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to
Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

        (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) and (f) as though it were a Lender.

  (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

               SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section
9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

               SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

               (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

               (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

               SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

               SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

               SECTION 9.12. Confidentiality. (a) Subject as provided in paragraph (b) below, each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or
(viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this paragraph, "Information" means all information received from the Borrower or any of its Affiliates relating to the Borrower or its business in connection with the facilities for the Loans in connection with the performance by the Administrative Agent, Issuing Bank and the Lenders, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, nothing in this paragraph shall be deemed to (1) restrict or affect the rights or ability of the Administrative Agent, the Issuing Bank or the Lenders to comply with all applicable disclosure laws, regulations and principles in connection with the Spin-Off, the Notes Offering or related transactions, (2) restrict the ability of the Administrative Agent, the Issuing Bank or the Lenders to share information with underwriters participating in the Spin-Off, the Notes Offering or related transactions, (3) prevent the Administrative Agent, the Issuing Bank or the Lenders from retaining documents or other information in connection with due diligence, including any documents or other information disclosed to the Administrative Agent, the Issuing Bank or the Lenders in connection with the transactions contemplated hereby, (4) restrict or affect the rights or ability of the Administrative Agent, the Issuing Bank or the Lenders to use any such documents or other information in investigating or defending itself against allegations or claims made or threatened by purchasers, regulatory authorities or others in connection with the Spin-Off, the Notes Offering or related transactions, or (5) prevent the Administrative Agent, the Issuing Bank or the Lenders from disclosing any confidential information required to be disclosed by an applicable statute, rule, regulation or other legal requirement in connection with or arising out of the Spin-Off, the Notes Offering or related transactions.

               (b) Notwithstanding the provisions of Section 9.12(a) or anything to the contrary set forth herein, each party to this Agreement (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such party's tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates' directors and employees to comply with applicable securities laws. For this purpose, "tax structure" means any facts relevant to the federal income tax treatment of the Transactions but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

               SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          MEDCO HEALTH SOLUTIONS, INC.


                                          By _________________________
                                             Name:
                                             Title:


                                          JPMORGAN CHASE BANK, individually and
                                          as Administrative Agent,


                                          By _________________________
                                             Name:
                                             Title:


                                          [OTHER BANKS],


                                          By _________________________
                                             Name:
                                             Title: